UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KLEANGAS ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

3714
(Primary Standard Industrial Classification Code Number)

45-53499508
(I.R.S. Employer Identification Number)

8110 Ulmerton Rd.
Largo, FL 33771
(727) 364-2744
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William B. Wylie, President
8110 Ulmerton Rd.
Largo, FL 33771
(727) 364-2744
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Barry J. Miller, Esq.
38275 Remington Park
Farmington Hills, MI 48331
Phone: (248) 232-8039
Fax: (248) 928-1129

As soon as practicable after this Registration Statement becomes effective
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[ X ]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered[2]	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price	Registration Fee
Common Stock, par value $0.000001 per share[1]	316,500,000	$0.01[3]	$25,000.00	$431.71

1 Represents outstanding shares of common stock offered for resale by certain selling stockholders.

2 Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

3 Estimated pursuant to Rule 457(a) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

4 The registrant has previously paid a registration fee of $3.41 and has paid an additional filing fee of $428.30 prior to the filing of this amendment.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

KLEANGAS ENERGY TECHNOLOGIES, INC.

316,500,000 Shares of Common Stock

This Prospectus relates to the resale of up to 316,500,000 shares of the common stock, par value $0.000001 per share, of Kleangas Energy Technologies, Inc., a Delaware corporation (“Common Stock”), by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling stockholders will determine the public sale price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts and commissions. The Company will not receive any proceeds from the sale of the Common Stock by the selling stockholders and the Company will bear all costs associated with the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”), other than any selling stockholder’s legal or accounting costs or commissions.

Common Stock is quoted on and will be traded over the market known as “OTC Pink” (“OTC Pink”) and trades under the symbol “KGET.” As described below, there have been no public quotations of the Common Stock on OTC Pink since at least January 1, 2011. There has never been an active public market for Common Stock and the shares offered hereby are being offered in anticipation of the development of such a market. The last sale of Common Stock occurred in 2008.

We are an “emerging growth company,” as that term is defined in section 2(a)(19) of the Securities Act.

INVESTING IN THE COMPANY’S SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” IN THIS PROSPECTUS BEGINNING ON PAGE 6 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN SUCH SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of Common Stock only in jurisdictions where such offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Common Stock. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any distribution of securities in accordance with this Prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus.

The date of this Prospectus is April __, 2013.

Table of Contents

Prospectus Summary	3
Where You Can Find Additional Information	5
Risk Factors	6
Forward-Looking Statements	23
Use of Proceeds	24
Selling Security Holders	24
Plan of Distribution	25
Description of Securities	27
Description of Business	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	33
Market Price, Dividends and Related Stockholder Matters	38
Directors, Executive Officers, Promoters and Control Persons	39
Security Ownership of Certain Beneficial Owners and Management	43
Legal Matters	47
Experts	47
Interests of Named Experts and Counsel	47
Transfer Agent	47
Financial Statements	48

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus. This summary does not contain all of the information that you should consider before investing in Common Stock. You should carefully read the entire Prospectus, including the section entitled “Risk Factors” and the financial statements and related notes included therein, before you decide whether to invest in Common Stock. If you invest in Common Stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.” The “Company” refers to Kleangas Energy Technologies, Inc., a Delaware corporation. “Our,” “us,” or “we” refer collectively to the Company and its wholly owned subsidiary, Kleangas Energy Technologies, Inc., a Florida corporation (“KET”). Except where the context otherwise requires, “KGS” refers to KET as it existed prior to the merger described below and “KET” refers to KET as it has existed from and after that merger.

Overview

Our purpose is to design, manufacture and sell systems that generate oxygen and hydrogen by the electrolysis of water and inject these gases into the mixture of fuel and air used in gasoline and diesel engines (“Oxy-Hydrogen Systems”). Initially, we will rely on third parties to manufacture the systems that we sell; as our business develops, we expect to manufacture systems ourselves and to purchase certain components used in their manufacture from third parties. We will market directly with our own sales force by personal contact, dealerships and an internet website primarily to automotive original equipment manufacturers and owners of fleets of cars and trucks. The Company commenced operations in May 2012 and is a development-stage company.

The address of the Company is 8110 Ulmerton Rd., Largo, FL 33771 and its telephone number is (727) 364-2744.

Our financial statements include only the period commencing with Inception on May 10, 2012, and do not include those of the Company, which was incorporated on January 8, 2008, and which never conducted any business. Accordingly, these financial statements are those of KET, which was the accounting acquirer in the merger which is discussed under the caption “Our History – The Merger” on page 4.

Potential investors in the Company’s Common Stock should also consider the following matters, in addition to “Risk Factors” commencing on page 6:

Our Ability to Continue as a Going Concern

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern. Further, we incurred a net loss of $89,621 from our inception on May 10, 2012, through December 31, 2012. Our accumulated deficit at December 31, 2012, was $389,111. Our present cash balance is $850. We expect to continue to incur losses at least for the next two fiscal years. For further information about our condition, financial and otherwise, see “Risk Factors,” commencing on page 6, and in particular, those appearing under the caption “Risk Factors – Risk Factors Related to Our Financial Condition,” beginning on page 6, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 33. As used herein, the term “Inception” means May 10, 2012, which is the date on which KET was incorporated and our present business commenced, as well as the date of the commencement of our fiscal period ended December 31, 2012. The Company, however, was incorporated on January 8, 2008. See “Prospectus Summary – Our History” on page 4.

The Rate at Which We Are Incurring Indebtedness

For the fiscal year ended December 31, 2012, costs of $89,621 were incurred for start-up costs, accrued officers’ salaries, accrued rent and interest. Our current cash balance is $850. As of December 31, 2012, we had total current liabilities of $362,051. We are currently producing no revenue and are incurring indebtedness at the rate of approximately $12,000 per month, of which $10,000 is for salaries for our two officers, $1,000 is for rent for office and warehouse space rented to us by one of our officers and $1,000 is for advances made by these officers. With the consent of these officers, such salaries and rent are not being paid, but are being accrued as debt on our books; general overhead costs are being funded by our two officers. The advances were made for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business. There is no agreement in place with respect to these advances, which total approximately $15,000; we are paying no interest thereon; and no portion thereof has been reimbursed to these officers.

We plan to start paying salary of $5,000 per month (but no arrearages) to Mr. Wylie and rental of $1,000 per month (but no arrearages) to Mr. Klein when we have received financing of $200,000. We are seeking equity and/or debt financing in an amount of at least $1.5 million that will enable us to continue to meet our capital needs for 2013, and will not commence paying Mr. Klein’s salary until we have received this amount; when we receive this amount, we will also consider repayment of arrearages in salary and rent.

As long as these officers are willing to forego the payment of salary and rent and to make advances, we will be able to continue in business indefinitely. On the other hand, if these officers were not to continue this arrangement until we were able, if at all, to generate sufficient revenues and/or obtain sufficient financing to meet these costs and expenses, we would no longer be able to continue in business. Neither of these officers is obligated to defer or to continue to defer the payment of salary or rent or to make advances and neither of them has given any indication as to how long he will be willing to do so. See “Risk Factors – We Could Lose Our Officers and Premises” on page 6 for discussion of the adverse impact on our business that could occur if one or both of these officers were to cease such deferral, demand payment of the deferred amounts and/or cease making advances. In the event that our officers were to cease to make advances, we would run out of cash within a few weeks and could not continue to operate, in which case, the Company’s stockholders would lose all or substantially all of their investment. We are seeking equity and/or debt financing in an amount of at least $1.5 million that will enable us to continue to meet our capital needs for 2013, but cannot give any assurance as to whether, when or in what amounts we will obtain it. We have met with several sources of financing, but have not been successful in obtaining funds. We intend to persist in seeking financing and intend to identify possible sources of financing and attempt to interest in us.

The Company expects to incur costs of approximately $19,000 in connection with the offering of its Common Stock pursuant to this Prospectus. In addition, because the Company will be required to file reports with the SEC as a result of the effectiveness of the registration statement of which this Prospectus forms a part, it will incur expenses as a result of being a “public company,” primarily in the form of legal and accounting expenses. It is not possible to quantify the amount of these expenses with exactness, because they will depend on the complexity of our business; however, we believe that they will initially range between $25,000 and $35,000 per year.

Pledge of the Shares of the Company's Operating Subsidiary

The Company has pledged the shares of KET, its operating subsidiary, for the payment of a promissory note in the principal amount of $275,000, which is due in full on August 15, 2013. The Company is presently unable to repay this promissory note and, unless it is able to develop sufficient revenues and/or obtain sufficient financing, it will be unable to repay the promissory note when due. In that event, the lender could sell the shares of KET, which conducts all of our operations, with the result that the Company would be left with no operations and the shareholders would lose all, or substantially all, of their investment. For further information on the promissory note and the pledge, see “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Exchange Transaction” on page 40.

In accordance with Our Business Plan, We Will Initially Sell Products Manufactured by a Third Party

Although we intend, when we have sufficient revenues and/or financing, to manufacture our own products, our initial business will be that of reselling products manufactured by a third party. For further information respecting this matter and the risks associated with it, see “Description of Business – Private Label Agreement” on page 30.

Our History

Prior to the Merger

The Company was incorporated in Delaware on January 8, 2008, for the purpose of being the vehicle whereby Redmond Capital Corp., a Florida corporation (“Redmond”) would change its corporate domicile to Delaware.

Redmond was incorporated effective September 12, 1996, in the State of Florida as Minex Minerals, Inc. On February 3, 1999, it changed its corporate name to Redmond Capital Corp. Redmond’s sole business, which terminated prior to the end of 2004, was the production of an animated television series.

On June 14, 2007, the Circuit Court of the Eleventh Circuit in and for Miami-Dade County, Florida, appointed a receiver over the business of Redmond (Case No. 06-21128 CA 10) and on August 28, 2007, that court issued an order releasing the receiver, closing the case and approving certain actions specified in the receiver’s report, including the issuance of 32,000,000 shares of the common stock of Redmond to Mark Renschler to compensate him for services theretofore rendered to Redmond. Shortly thereafter, he was elected as Redmond’s president, secretary and sole director.

On January 8, 2008, Redmond changed its corporate domicile from Florida to Delaware through a process known as “conversion” as permitted by Florida and Delaware law. In the conversion, the Company was incorporated in Delaware and the Company and Redmond effected the conversion by filing certificates of conversion in Delaware and Florida, respectively. On August 14, 2008, the Company effected a 1-for-2,000 reverse split of its common stock. In November 2008, the Company issued 282,000,000 shares of its common stock and 2,000,000 shares of its Series A Preferred Stock to Mr. Renschler (the “Renschler Shares”).

In 2009, Mr. Renschler resigned as the Company’s sole director and was replaced by Damian Guthrie, who also became its president. On July 31 2010, Mr. Guthrie resigned as an officer and director and was replaced by Richard S. Astrom, who is the father-in-law of Mr. Guthrie. On August 15, 2012, in connection with the merger described below (see “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 40), the Renschler Shares, which had been acquired by Mr. Astrom, were surrendered to the Company and cancelled.

Immediately prior to the merger described below and since its inception in January 2008, the Company was, and from at least October 2004 until its acquisition by conversion in January 2008, Redmond was, a shell company, with nominal assets and no operations.

The Merger

On August 15, 2012, the Company entered into a Plan and Agreement of Merger by and among the Company, KNGS Acquisition, Inc., a Florida corporation and the Company’s wholly owned subsidiary (“Acquisition”), and KGS, under which Acquisition was merged with and into KGS, with KGS being the surviving corporation. As a result of the Merger, the Company is are no longer considered a shell company. In connection with the Merger, the Company issued 2,100,000,000 shares of Common Stock to the holders of the common stock of KGS. As a result of the Merger, William B. Wylie and Dennis J. Klein, who are respectively the president and chairman of the board and who are directors of the Company, became its controlling stockholders.

Also in connection with the Merger:

  The Company completed a private placement with 11 investors of 316,500,000 shares of Common Stock for proceeds of $25,000 in cash and payment for services under Securities Purchase Agreements (the “Private Placement”) . The Company also entered into Registration Rights Agreements with these investors, under which the Company was obligated to file the registration statement under the Securities Act of which this Prospectus forms a part covering the shares issued in the Private Placement (the “Registration Statement”) and is obligated to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible.
  Richard S. Astrom, the Company’s president and sole director, entered into an Exchange Agreement with the Company, under which 2,000,000 shares of its Common Stock, 2,000,000 shares Series A Preferred Stock and $71,044 of its indebtedness to him were exchanged for a secured promissory note of the Company payable to him in the principal amount of $275,000 and bearing interest at the rate of 0.24% per annum and a payment of $25,000. The promissory note is due August 15, 2013, is subject to acceleration in the event of certain events of default and contains certain restrictive covenants. For further information, see “Directors, Executive Officers and Control Persons – Related Parties –Exchange Transaction” on page 40.
  On August 28, 2012, KGS filed with the Secretary of State of the State of Florida Certificate of Merger Consummating the Merger and on September 26, 2012, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware changing its name from “Windsor Resource Corp.” to “Kleangas Energy Technologies, Inc.”

  As a result of the Merger, our business is now that of the design, manufacture and sale of Oxy-Hydrogen Systems for use in motor vehicles. For more detailed information as to our business, see “Description of Business,” which begins on page 29.

  The Common Stock is quoted on and will be traded over OTC Pink under the symbol “KGET.”

  The information contained in this Prospectus, together with the additional information contained in the registration statement of which this Prospectus forms a part, is intended to be “Form 10 Information,” as that term is defined in Rule 144 under the Securities Act.

  WHERE YOU CAN FIND ADDITIONAL INFORMATION

  The Company has filed a registration statement on Form S-1 under the Securities Act relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes the prospectus of the Company filed as part of that registration statement and it does not contain all information included therein, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

  In addition, after the effective date of this Prospectus, the Company will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information the Company files at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. The Company’s SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

  THE OFFERING

Shares of Common Stock offered by selling stockholders:	This Prospectus relates to the sale by certain selling stockholders of up to 316,500,000 shares of the Common Stock, which were issued in the Private Placement to 11 investors.
Offering Price	Over OTC Pink at $0.01 per share until a market is established, and thereafter at market prices or privately at negotiated prices.
Common stock outstanding before the offering:	2,416,648,358 shares
Common stock to be outstanding after the offering:	2,416,648,358 shares
Use of proceeds:	The Company will not receive any proceeds from sales of shares of Common Stock by selling stockholders.
Risk factors:

  You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 6 and all other information set forth in this Prospectus before investing in the Common Stock.

OTC Pink Symbol:	KGET

  RISK FACTORS

  An investment in the Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Prospectus, before making an investment decision. If any of the events associated with the risk factors described below actually occurs, our business, financial condition or results of operations could suffer or we could be unable to continue to operate. In that case, the trading price of the Common Stock could decline, and you could lose all or a part of your investment. You should read the section entitled “Forward Looking Statements” on page 23 for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

  RISK FACTORS

  Risk Factors Related to Our Financial Condition

  If we are unsuccessful in obtaining revenues and raising funding, we may cease to continue as a going concern.

  While our consolidated financial statements for the period ended December 31, 2012, have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of operations, there are material uncertainties related to certain conditions and events that cast substantial doubt on our ability to continue as a going concern.

  Our ability to continue as a going concern is dependent on the successful execution of our business plan, which is aimed at launching our business and obtaining market penetration to attain revenues and operating cash flows, investing in research and product development, entering into complementary markets, obtaining satisfactory overall gross margins, and securing financing to fund our operations as needed.

  This plan includes the generation of revenues, profits and related positive operating cash flows. There are various uncertainties affecting our revenues, including the current market environment, our ability to obtain orders, the adoption of new technologies by customers, the development of products, price competition, and the ability of customers to finance purchases. In addition, we will also require funding in the form of debt or equity and there are uncertainties surrounding our ability to access capital, including the volatility in economic conditions in recent months and years.

  Such funding may be in the form of debt or equity or a hybrid instrument, depending on the needs of the investor. Given economic and credit market conditions, we may not be able to raise cash resources through these sources of financing. Accordingly, while we are continuing to review these sources of financing, we may also explore other sources of financing, such as alliances with strategic partners, sales of assets or licensing of our technology, a combination of operating and related initiatives or a substantial reorganization of our business.

  There can be no assurance we will obtain revenue or achieve profitability or positive cash flows or be able to obtain funding or that, if obtained, they will be sufficient, or whether any other initiatives will be successful, such that we will be able to continue as a going concern.

  We Could Lose Our Officers and Premises

  We are unable to pay the salaries, which total $10,000 per month, that are due to our officers, who are our only employees, under their employment agreements with us and to pay rent of $1,000 per month under a lease for our offices and warehouse space that we have entered into with one of these officers. With the consent of these officers, we are deferring payment of these amounts and are accruing the resulting indebtedness on our financial statements. These officers are not obligated to continue so to consent and have the right at any time to insist on full payment of the deferred amounts. Further, our failure to make such payments is a default under these employment agreements and as a result, both officers may at any time while such default continues terminate their employment agreements and the lease. If such terminations were to occur, we would be unable to continue in business and investors could lose all or substantially all of their investments. As of March 31, 2013, we owed $100,000 for unpaid salaries and $8,000 for unpaid rent. For further information, see “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Employment Agreements” on page 40 “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Lease” on page 41 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 35. If we were to lose one of our officers, our ability to operate would be materially impaired; if we were to lose both officers and/or our premises, we could not continue to operate.

  Our inability to generate sufficient cash flows, raise capital and actively manage our liquidity may impair our ability to execute our business plan, and result in our reducing or eliminating product development and commercialization efforts, reducing our sales and marketing efforts, and having to forego attractive business opportunities.

  At December 31, 2012, we had approximately $40 in cash and, at March 31, 2013, our present cash balance was $850. There are uncertainties related to the timing and use of our cash resources and working capital requirements. These uncertainties include, among other things, our ability to develop our products, acquire the products of third parties for resale, the timing and volume of commercial sales and the associated gross margins of these products and the development of markets for, and customer acceptance of, new products.

  To the extent possible, we will attempt to limit these risks by; (i) continually monitoring our sales prospects, (ii) continually aiming to reduce product cost, and (iii) advancing our technology and product designs. However, because these above factors are not within our control, we may not be able to accurately predict our necessary cash expenditures or obtain financing in a timely manner to cover any shortfalls.

  If we are unable to generate sufficient cash flows or obtain adequate financing, we may be prevented from executing our business plan. In addition, we may be forced to reduce our sales and marketing efforts or forego attractive business opportunities.

  In order to remain in business, we are also dependent on funds provided by the Company’s two directors for our day-to-day expenses, their willingness to defer payment of their salaries as employees and the willingness of one of them to defer payment of rentals under a lease between him and KGS. If these directors ceased funding our day-to-day expenses, we could not continue to operate for more than a few weeks. For further information respecting these matters and the risk that they present to us, see “Prospectus Summary – Overview – The Rate at Which We Are Incurring Indebtedness” on page 3 and “Risk Factors – We Could Lose Our Officers and Premises” on page 6.

  We are seeking equity and/or debt financing in an amount of at least $1.5 million that will enable us to continue to meet our capital needs for 2013, but cannot give any assurance as to whether, when or in what amounts we will obtain it. We have met with several sources of financing, but have not been successful in obtaining funds. We intend to persist in seeking financing and intend to identify possible sources of financing and attempt to interest in us.

  The uncertain and unpredictable condition of the economy could have a negative impact on our business, results of operations and financial condition, or our ability to accurately forecast our results, and it may cause a number of the risks that we currently face to increase in likelihood, magnitude and duration.

  The uncertain and unpredictable condition of the current economy and credit markets affects our outlook in various ways. First, sales of products, whether we manufacture them or acquire them from others, depend to some degree on general economic conditions and activity. If the current condition of the economy declines or we experience a continued slow return to economic growth, demand for the systems that we sell may not increase significantly. Second, the current uncertain economic climate could adversely affect our ability to conduct normal day-to-day sales activities, which may depend on the ability purchasers to finance purchases and which could become increasingly difficult. As a result, we may face new risks that we cannot presently identify. In addition, a number of risks that we ordinarily face and that are further described herein may increase in likelihood, magnitude and duration. These risks include but are not limited to deferrals or reductions of customer orders, deterioration of our customers’ ability to finance purchases, reduced revenue, deterioration in our available cash and liquidity due and an inability to access capital.

  Because we expect to incur net losses, we may not be able to implement our business strategy and the price of our common shares may decline.

  We have not generated positive net income since Inception. Our current business strategy is first to purchase and sell oxy-hydrogen generators (electrolyzers) manufactured by third parties and subsequently to develop and sell our own line of these products and attain a market leadership position for these products. In so doing, we will incur significant expenditures for general administrative activities, including sales and marketing and research and development. As a result of these costs, we will need to generate and sustain significant revenues and positive gross margins to achieve and sustain profitability. We incurred a net loss of $89,621 from Inception through December 31, 2012. Our accumulated deficit on that date was $389,111. We expect to continue to incur losses for at least the next two fiscal years.

  While we hope to ameliorate these risks and uncertainties by executing our business plan so as to attain forecasted revenues, improving operating cash flows, investing in research and product development, improving gross margins, and securing financing to fund our operations as needed, no assurance can be given that we will be able to do so. If we are unable to do so, we may not be able to continue as a going concern and investors may lose their entire investment.

  We are currently accruing losses of $11,000 per month for unpaid salary and rent payable to our directors and our directors are funding approximately $1,000 per month for our overhead. For further information respecting these matters and the risk that they present to us, see “Prospectus Summary – Overview – The Rate at Which We Are Incurring Indebtedness” on page 3.

  Our revenues and operating results are likely to fluctuate significantly and may cause the price of our common shares to decline.

  Our revenues and operating results are likely to vary as the result from the length of time between our first contact with a customer and the recognition of revenue from sales to that customer. The products that we sell are highly engineered, one is still in the development stage and those sold to customers may require programing and physical adjustment to meet customer needs. Therefore, the length of time between approaching a customer and delivering products to it may be extensive. We plan to offer many potential customers free trials of the products that we sell. The success of these trials may determine whether the potential customer will purchase these products and even if the trials are successful, some potential customers may not purchase them. Potential customers may also need to obtain approval at a number of management levels and one or more regulatory approvals. The foregoing may delay a decision to purchase and/or result in the loss of funds expended on these trials.

  The length and variability of the sales cycles for the products that we sell make it impossible to forecast accurately the timing and amount of specific sales and corresponding revenue recognition. The delay or failure to complete one or more large sales transactions could significantly reduce our revenues for a particular period. We expect to expend substantial funds and efforts on marketing products to a potential customer, without assurance that we will successfully sell them to that customer. As a result, our operating results are likely to fluctuate significantly and we may fail to meet the expectations of investors; as a result, the price of our common shares may decline.

  In order to grow, we will need financing. If we cannot meet our capital requirements, our business will suffer or we will be unable to continue to operate. The Company’s stockholders may be adversely affected by the terms of such financing.

  Since we commenced business, our primary methods to obtain the cash necessary for our operating needs have been investments made by our founders, William B. Wylie and Dennis J. Klein, a group of initial investors and a private placement of $25,000. We need to raise funds in the future through public or private debt or equity financings in order to continue operations and in particular to fund operating losses; increase our sales and marketing capacities; take advantage of opportunities for internal expansion or acquisitions; hire, train and retain employees; develop new services and the products necessary to provide them; and respond to economic and competitive pressures. We will not be able to grow and become profitable without outside capital. The Company believes that it will require capital in the form of equity or borrowed money of approximately $1.5 million during the next 12 months. The Company’s current liquidity presents a material risk to investors because the Company does not currently have sufficient funds to pay its outstanding obligations. See “Liquidity and Capital Resources.” Although the Company is seeking capital, it has received no commitment for financing from investors or banks and no assurance can be given that any such commitment will be forthcoming or, if so, in what amount.

  If adequate funds are not available or are not available on acceptable terms, our operating results and financial condition may suffer, the Company’s stock price may decline and we may not be able to continue as a going business. We can give no assurance that we will be able to obtain such capital in sufficient amounts or on acceptable terms.

  If our capital needs are met through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders will be reduced and may be diluted.

  The shares of KET have been pledged to secure certain indebtedness and we may be unable to repay it.

  All of the outstanding shares of KET, through which the Company operates, have been pledged by the Company to secure its obligations under a promissory note in the principal amount of $275,000, all of which is unpaid. For further information about this promissory note, see “Directors, Executive Officers and Control Persons – Related Party Transactions – Exchange Transaction” on page 40.

  If we are unable to pay this promissory note when it is due on August 15, 2013, or arrange for an extension of the date on which it is due, the holder of the note will be able to foreclose on these shares, with the results that they would be sold to a third party to satisfy, in whole or in part, the indebtedness payable under the promissory note and the Company would be without operations or material assets. In this event, stockholders could lose all, or substantially all, of their investment. We do not have funds sufficient to pay this promissory note and no assurance can be given that we will be able to obtain the funds necessary to pay it when due or at all.

  For further information respecting this matter and the risk that it presents to us, see “Prospectus Summary – Overview – Pledge of the Shares of the Company’s Operating Subsidiary” on page 4.

  The Company’s two officers also comprise its board of directors and may change the terms of their employment with the Company to the detriment of the Company and its stockholders.

  As the sole directors of the Company, Messrs. Wylie and Klein could change the terms of their employment to the detriment of the Company and its stockholders by using funds that would otherwise be available for the development of the business of the Company to increase their compensation or to pay the accrued amount of their unpaid salaries, which aggregates $100,000 and is increasing at the rate of $10,000 per month. If they were to do so, the funds available to the Company for such development would be decreased by the amount of such increase or payment. If such increase or payment were of sufficient magnitude, the Company would be unable to continue to operate and its stockholders could lose all or substantially all of their investment.

  Risk Factors Related to Our Business and Industry

  We currently have no customers and have made no sales.

  We currently have no customers and have made no sales. Our ability to continue as a going concern depends on finding customers and making sales to them. If we are unable to do so, our business will not develop and investors will lose their investments.

  Our insurance may not be sufficient.

  We do not presently carry product liability and other insurance, but intend to do so by the time that we first commence selling products, with coverages that we consider adequate considering the nature of the risks and costs of coverage. We may not, however, be able to obtain insurance against certain risks or for certain products or to obtain it with a satisfactory level of coverage or on satisfactory financial and business terms. We will be liable for the uninsured portion of any claim against us and if such uninsured portion were substantial, its payment could make it impossible to continue in business.

  Our business depends substantially on the efforts of our existing management and our business could be severely disrupted if we were to lose their services. We will also need to attract and retain additional management personnel in order to develop our business and no assurance can be given that we will be able to do so.

  Our future success heavily depends on the continued service of Dennis J. Klein, the Company’s Chairman of the Board, and William B. Wylie, its President and Acting Principal Financial Officer. If either of both of them were unable or unwilling to continue to work for us in their present positions, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating their replacements, which would substantially divert management’s attention from and severely disrupt our business. We will need to attract and retain additional management to develop our business and may face difficulties in doing so because we are not presently in a position to pay competitive compensation and our future is uncertain. Moreover, if any of our senior executives were to join a competitor or form a competing company, we could lose customers, suppliers, know-how, and key employees. See also the risk factor entitled “We Could Lose Our Officers and Premises” on page 6.

  Significant markets for fuel cell and other hydrogen energy products may never develop or may develop more slowly than we anticipate. This would significantly harm our ability to generate revenues and may cause us to be unable to recover the losses that we expect to incur in the development of our products or those that we purchase for resale.

  Significant markets may never develop for oxy-hydrogen generators and other hydrogen-energy products or they may develop more slowly than we anticipate. Any such delay or failure would significantly harm our revenues and we may be unable to recover the losses that we have incurred and expect to continue to incur in our business. If this were to occur, we may never achieve profitability and our business could fail. These products are intended for an emerging market, and whether prospective customers will purchase them may be affected by many factors, some of which are beyond our control, including: the emergence of more competitive technologies and products; other environmentally clean technologies and products that could render these products obsolete; the future cost of raw materials, components, catalysts, distilled water and other items used in these products; the regulatory requirements of agencies that impact us, including the development of uniform codes and standards for oxy-hydrogen generator products, hydrogen refueling infrastructure and other oxy-hydrogen energy products, as well as those that affect our customers, which may impede or make impossible or impracticable the development and sale of these products; the existence or nonexistence of government regulation and/or support (see the following risk factor); the manufacturing and supply costs for our components and systems; the perceptions of potential customers, regulators and the general public regarding the safety of these products; the willingness of potential customers to try new technologies; the continued development and improvement of existing power technologies; and the cost of existing and new fuels as compared with the cost fuel furnished by these products.

  Changes in government policies and regulations could adversely affect the market for the products that we sell.

  Our industry is in its development phase and is not currently subject to industry-specific government regulations in the United States and Canada, which we believe will be our principal markets for the foreseeable future, relating to matters such as design, storage, transportation and installation of oxy-hydrogen generator products. However, we may in the future encounter government regulations that affect us. For example, federal, state and/or local regulatory approvals or permits may be required for the design, installation and operation of these products; these may be imposed directly upon us, OEMs or fleet customers. To the extent there are delays in gaining such approvals or permits, our development and growth may be constrained. Furthermore, the inability of OEMs or our fleet customers to obtain approvals or permits, or the cost or inconvenience associated with the approval permitting process, could adversely affect demand for these products and, therefore, adversely impact our business.

  Our business will suffer if governmental policies change and no longer encourage the development and growth of clean energy technologies or bestow incentives or other advantages that we do not receive upon competing technologies. The interest by OEMs and fleet owners in alternative energy technology has been driven in part by environmental laws and regulations. There is no guarantee these laws and regulations will not change and any such changes could result in these customers’ reducing or abandoning their interest these products.

  Although the development of alternative energy sources and, in particular, clean energy technologies such as oxy-hydrogen electrolyzers, has been identified as a significant priority by many governments, we cannot be assured that governments will not change their priorities or that any such change would not materially affect our revenues and our business. If governments change their laws and regulations such that the development of alternative clean energy sources is no longer required or encouraged, the demand for these products may be significantly reduced or delayed and our sales would decline.

  Finally, government support by way of legislation, tax and other incentives, policies or otherwise, of clean energy products and technology may adversely affect our business and competitive position.

  The development of uniform codes and standards for alternative energy powered vehicles and related refueling infrastructure may not develop in a timely fashion, if at all.

  Uniform codes and standards do not currently exist for the products that we sell or our customers. Establishment of appropriate codes and standards is a critical element to allow developers of these items to develop products that will be accepted in the marketplace. The development of hydrogen standards is being undertaken by numerous organizations, but it is not clear whether universally accepted codes and standards will occur in a timely fashion, if at all.

  We will continue to face significant competition from other developers and manufacturers of oxy-hydrogen generation systems and other alternative energy products. If we are unable to compete successfully, we may not be able to sell products or to sell them at sufficient profit margins.

  In the market for the products that we sell, we will compete with a number of companies that design, manufacture products similar in their design or purpose. In many cases, these suppliers have established delivery infrastructure and customer relationships.

  In particular, in the commercial production of oxy-hydrogen products, we compete with a number of companies that currently have electrolyzer and oxy-hydrogen generator system development programs. Some of these competitors may be able to deliver competing products before we can. These competitors may be more successful in penetrating their specific markets than we. In addition, an increase in the popularity of these products in particular markets may cause certain of our customers and in particular OEMs to develop and use some or all of the technologies that we and the persons from whom we purchase products for resale are developing.

  Competition in our markets is significant and we expect it to intensify in the future. We compete directly and indirectly with a number of companies that provide products and services that are competitive with all, some or part of the products that we sell and related services. Most of our existing and potential competitors have greater brand name recognition and their products may enjoy greater initial market acceptance among our potential customers. In addition, many of these competitors have significantly greater financial, technical, sales, marketing, distribution, service and other resources than we have and may also be better able to adapt quickly to customers’ changing demands and to changes in technology. If we are not able to compete successfully in the face of our competitors’ present advantages, our ability to gain market share or market acceptance for the products that we sell could be limited, our revenues and our profit margins may suffer, and we may never become profitable.

  We face competition for the products that we will sell from developers and manufacturers of traditional technologies and other alternative technologies.

  Each of our target markets is currently served by manufacturers with existing customers and suppliers. These manufacturers use proven and widely accepted traditional technologies such as gasoline- or diesel-powered internal combustion engines and turbines, as well as coal, oil, gas and nuclear powered generators. Additionally, there are competitors working on developing technologies that use fuel cells, energy storage technologies, hydrogen generation technologies and other alternative power technologies, advanced batteries and hybrid battery/internal combustion engines. Competition in our target markets may also come from existing power technologies, such as batteries and fuel cells that supply power for electric or hybrid vehicles, from improvements to these technologies and from new alternative power technologies, including other types of fuel enhancement products.

  It is not possible to predict whether we will be able to compete effectively with these products. If we cannot do so, our ability to gain market share or market acceptance for the products that we sell could be limited, our revenues and our profit margins may suffer, and we may never become profitable.

  The successful execution of our strategy for the sale of the products that we sell depends on developing relationships with OEMs, fleet owners and distributors.

  Our strategy for the sale of these products is first to resell and then to develop and manufacture products and systems for sale to OEMs and fleet owners. Our success will be heavily dependent on our ability to establish and maintain relationships with these customers, who will install these products into their vehicles and, to a degree that we cannot presently predict, on our ability to find suppliers and customers who are willing to assume some of the research and development costs and risks associated with our technologies and products and on our ability to establish a national distribution system. Our performance may, as a result, depend on the success of other companies, and there are no assurances of their success.

  We can offer no assurance that OEMs will manufacture vehicles that can use the products that we sell, or, if they do manufacture them, that they will use them as components. These vehicles and the installation of these products in them will be complex and any problems encountered by OEMs in designing, manufacturing or marketing their products, whether or not related to the incorporation of these products, could delay sales of our products and adversely affect our financial results. Our ability to sell these products to OEMs may depend to a significant extent on their sales and distribution networks and service capabilities.

  With respect to fleet owners, we can give no assurance that particular vehicles in their fleets can be modified to accept these products, or, if they can be modified, whether these modifications can be made at an acceptable cost. We can also give no assurance that, in the future, fleet owners will purchase vehicles capable of modification. Finally, we can give no assurance that fleet owners will not purchase vehicles from OEMs that have products that we sell or our competitors already installed. If so, our revenues and profits will be adversely affected because, if the installed product was made by our competitor, we will have lost a sales opportunity and if it was sold by us, we will likely have sold it to an OEM at a lower price and at a lower profit margin than we would have sold it to a fleet owner, as well as have lost the revenue that we would have recognized from installation and maintenance charges.

  Finally, we can give no assurance that we will be able to establish a national distribution system or that, if we are able to do so, that our distributors will be able successfully to market the products that we sell.

  In addition, some of our agreements with customers – in particular OEMs – may require us to provide shared intellectual property rights in certain situations, and there can be no assurance that any future relationships we enter into will not require us to share some of our intellectual property. Any change in the fuel enhancement, oxy-hydrogen or alternative fuel strategies of a customer could have a material adverse effect on our business and our future prospects.

  In addition, in some cases, our relationships with our customers may initially be governed by a non-binding memorandum of understanding or a letter of intent. We cannot provide the assurance that we will be able to successfully negotiate and execute definitive agreements with any of these customers, and failure to do so may effectively terminate the relevant relationship, with adverse results.

  We will be dependent on third party suppliers. We will depend on third-party suppliers initially for the products that we sell and later, for key materials and components for the products that we manufacture. If these suppliers become unable or unwilling to provide us with sufficient products, materials and components on a timely and cost-effective basis, we may be unable to manufacture these products cost-effectively or at all, and our revenues and gross margins would suffer.

  We will rely initially for the products that we sell and later, for the products that we manufacture, on third party suppliers to provide key materials and components for these products. While we will undertake due diligence before engaging with a supplier, a supplier’s failure to provide products, materials or components in a timely manner, or to provide products, materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for them in a timely manner or on terms acceptable to us, may harm our ability to acquire or manufacture these products cost-effectively or at all, and our revenues and gross margins might suffer. To the extent we are unable to develop and patent our own technology and manufacturing processes and, to the extent that the processes our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials or components from alternative suppliers and that could adversely affect our ability to produce commercially viable products.

  We may not be able to manage successfully the anticipated expansion of our operations.

  Our anticipated expansion in facilities, staff and operations may place serious demands on our managerial, technical, financial and other resources. We may be required to make significant investments in our engineering and logistics systems and our financial and management information systems, as well as retaining, motivating and effectively managing our employees. While we intend continually to monitor our sales outlook and adjust our business plan as necessary, our management skills and systems currently in place may not enable us to implement our strategy or to attract and retain skilled management, engineering and production personnel. Our failure to manage our growth effectively or to implement our strategy in a timely manner may significantly harm our ability to achieve profitability.

  We need to recruit, train and retain key management and other qualified personnel to successfully expand our business.

  Our future success will depend in large part on our ability to recruit and retain experienced research and development, engineering, manufacturing, operating, sales and marketing, customer service and management personnel. We compete in emerging markets and there are a limited number of persons with the appropriate combination of skills needed to provide the services our customers will require. We may experience difficulty in recruiting qualified personnel. If we do not attract such personnel, we may not be able to expand our business. In addition, new employees may require substantial training, which will require significant resources and management attention. Our success also depends on retaining our key management, research, product development, engineering, marketing and manufacturing personnel. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

  We may acquire technologies or companies in the future, and these acquisitions could disrupt our business and dilute stockholders’ interests.

  We may acquire additional technologies or other companies in the future and we cannot assure that we will be able to successfully integrate their operations or that the cost savings we anticipate will be fully realized. Entering into an acquisition or investment entails many risks, any of which could materially harm our business, including: diversion of management’s attention from other business concerns; failure to effectively assimilate the acquired technology, employees or other assets into our business; the loss of key employees from either our current business or the acquired business; and the assumption of significant liabilities of the acquired company.

  If we complete additional acquisitions, we may dilute the ownership of current stockholders. In addition, achieving the expected returns and cost savings from our past and future acquisitions will depend in part on our ability to integrate the products and services, technologies, research and development programs, operations, sales and marketing functions, finance, accounting and administrative functions, and other personnel of these businesses into our business in an efficient and effective manner. We cannot ensure we will be able to do so or that the acquired businesses will perform at anticipated levels. If we are unable to successfully integrate acquired businesses, our anticipated revenues may be lower and our operational costs may be higher.

  We have limited experience in manufacturing oxy-hydrogen systems and if we do not develop adequate manufacturing processes and capabilities to do so in a timely manner, we may be unable to achieve our growth and profitability objectives.

  We have limited experience manufacturing products. In order to implement our plan to manufacture our own products after an initial period during which we will sell products manufactured by third parties, we will need to develop plans for efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market such products. We can give no assurance that we will be able to implement these plans such that they will satisfy the requirements of our customers. Our failure to develop these manufacturing processes and capabilities in a timely manner could prevent us from achieving our growth and profitability objectives as projected or at all.

  Risk Factors Related to the Development of Our Products and Technology

  We may never complete the development of commercially viable products and if we fail to do so, we will not be able to meet our business and growth objectives.

  Because both our business and industry are still in the developmental stage, we do not know when or whether we will successfully complete research and development of commercially viable products. If we do not complete the development of these products, we will be unable to meet our business and growth objectives. We expect to face unforeseen challenges, expenses and difficulties as a developing company seeking to design, develop and manufacture planned and new products. Our future success also depends on our ability to market our products effectively. No assurance can be given that we will succeed in these endeavors.

  We may not be able to manufacture our products at competitive prices and demonstrate their reliability. If we fail to do so, potential customers will be unlikely to purchase our products and we will not generate sufficient revenues to achieve and sustain profitability.

  While we plan to sell and manufacture our products at competitive prices, we may not be able to do so. The prices of our products are dependent largely on material and manufacturing costs, whether we manufacture them or acquire them for resale. We cannot guarantee we will be able purchase raw materials or components at the prices and/or to maintain manufacturing costs at the levels at which we will be able to produce competitive and reliable products. If we are unable to purchase or manufacture such products, we would not be able to generate sufficient revenues with positive gross margins to achieve and sustain profitability.

  Field tests of our products could negatively affect our customer relationships and increase our manufacturing costs.

  We plan to field test our products continuously and one of our sales strategies is to permit customers to use our products on a test basis. Any failures in these tests could harm our competitive position and impair our ability to sell our products. These tests may reveal, among other things, the failure of our technology, the failure of the technology of others and the failure to combine these technologies properly. In addition, our field test programs may be delayed. Any delay in or failure of our field tests, whether it occurs internally or with our customers, could damage our reputation and the reputation of our products and limit our sales. Such field test failures may negatively affect our relationships with customers, require us to extend field testing longer than anticipated before undertaking commercial sales and require us to develop further our technology in light of such failures.

  Rapid technological advances or the adoption of new codes and standards could impair our ability to deliver our products in a timely manner and, as a result, our revenues would suffer.

  Our success will depends in large part on our ability to keep our products current and compatible with evolving technologies, codes and standards. Unexpected changes in technology or in codes and standards could disrupt the development of our products and prevent us from meeting deadlines for the delivery of products. If we are unable to keep pace with technological advancements and adapt our products to new codes and standards in a timely manner, our products may become uncompetitive or obsolete and our revenues would suffer.

  We may depend on intellectual property and our failure to protect that intellectual property could adversely affect our future growth and success.

  Failure to protect our intellectual property rights may reduce our ability to prevent others from using technology that we may develop. We will rely on a combination of patent, trade secret, trademark and copyright laws to protect our intellectual property. Some of our intellectual property is currently not covered by any patent or patent application. Patent protection is subject to complex factual and legal criteria that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure that: any of the patents owned by us or third party patents licensed to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others; or any of our pending or future patent applications will be issued with the breadth of protection that we seek, if at all.

  In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited, not applied for, or unenforceable in foreign countries.

  Furthermore, as noted above, we may in some circumstances provide for shared intellectual property rights. For instance, where intellectual property is developed pursuant to our use of technology licensed from OEMs, we may be required to commit to provide certain exclusive or non-exclusive licenses in their favor and, in some cases, the intellectual property may be jointly owned. As a result of these licenses, we may be limited or precluded, as the case may be, in the exploitation of such intellectual property rights. We may also be required to license our technology to OEMs so that they may manufacture our products in the event that we fail to make deliveries of our products under our contracts with OEMs.

  While we intend to seek to protect our proprietary intellectual property through contracts, including confidentiality and similar agreements, with our customers and employees, we cannot assure that the parties who enter into such agreements with us will not breach them, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

  If necessary or desirable, we may seek licenses under the patents or other intellectual property rights of others. However, we cannot as sure we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. Our failure to obtain a license from a third party for intellectual property we use in the future could cause us to incur substantial liabilities and to suspend the manufacture and shipment of products or our use of processes that exploit such intellectual property. In addition, failure to obtain such a license could affect our ability to manufacture competitive products.

  For information about a pending patent application that is owned by the Company, see “Product Development” on page 31.

  Our involvement in intellectual property litigation could negatively affect our business.

  Our future success and competitive position will depend in part on our ability to obtain or maintain the proprietary intellectual property used in our principal products. In order to establish and maintain such a competitive position, we may need to prosecute claims against others who we believe are infringing our rights and defend claims brought by others who believe that we are infringing their rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect sales of any products involved or the use or licensing of related intellectual property and divert the efforts of our technical and management personnel from their principal responsibilities, regardless of whether such litigation is resolved in our favor. If we are found to be infringing on the intellectual property rights of others, we may, among other things, be required to pay substantial damages; cease the development, manufacture, use, sale or importation of products that infringe on such intellectual property rights; discontinue processes incorporating the infringing technology; expend significant resources to develop or acquire non-infringing intellectual property; or obtain licenses to the relevant intellectual property.

  We cannot offer any assurance that we will prevail in any such intellectual property litigation or that, if we were not to prevail in such litigation, licenses to the intellectual property we are found to be infringing on would be available on commercially reasonable terms, if at all. The cost of intellectual property litigation as well as the damages, licensing fees or royalties that we might be required to pay could have a material adverse effect on our business and financial results.

  We could be liable for environmental damages resulting from our research, development or manufacturing operations or from the use of the products that we manufacture or resell in our customers’ vehicles.

  The nature of our business, and especially the use of these products in motor vehicles, exposes us to the risk of harmful substances escaping into the environment, which could result or be alleged to result in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims and, in some instances, we may not be reimbursed at all. Our business is subject to numerous laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional more stringent changes in the future. Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, government authorities may seek to impose fines and penalties on us, or to revoke or deny the issuance or renewal of operating permits, and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

  Oxy-Hydrogen Systems use flammable fuels that are inherently dangerous substances and could subject us to product liabilities.

  Our financial results could be materially impacted by accidents involving these systems, either because we face claims for damages or because of the potential negative impact on demand for them. The systems that we sell generate and use hydrogen and oxygen. Hydrogen is a highly flammable and in some cases explosive gas. As a supplier of these systems to OEMs and fleet owners, we may face an inherent business risk of exposure to product liability claims in the event that these products, or the equipment into which they are incorporated, malfunction and result in personal injury, death or damage to property. We may be named in product liability claims even if there is no evidence these systems or their components caused the accidents. Product liability claims could result in significant losses from expenses incurred in defending claims or the award of damages. Since these products have not yet gained market acceptance, any accidents involving these systems or similar products of third parties, could materially impede their acceptance. In addition, although we intend to obtain product liability coverage adequate to cover these risks, we may be held responsible for damages beyond the scope of that insurance coverage.

  Risk Factors Related to Ownership of Common Stock

  A small number of stockholders collectively owns a significant portion of the Common Stock and may authorize or prevent corporate actions to the detriment of other stockholders.

  These persons beneficially own shares of Common Stock representing substantially more than 50% of the votes eligible to be cast by stockholders in the election of directors and on other matters. Accordingly, they have power to control all matters requiring the approval of the stockholders, including the election of directors and the approval of mergers and other significant corporate transactions. Their interests could conflict with the interests of other stockholders.

  The Common Stock is quoted on OTC Pink, which may limit its liquidity and price more than if it were quoted or listed on a national securities exchange, the NASDAQ Stock Market or the OTC Bulletin Board.

  The Common Stock is currently quoted on OTC Pink, an inter-dealer automated quotation system for equity securities which provides a significantly more limited market and may limit the liquidity and price of the Common Stock more greatly than would be the case if it were listed or quoted on a national securities exchange, the NASDAQ Stock Market or the OTC Bulletin Board. Some investors may perceive the Common Stock to be less attractive because it is quoted on OTC Pink. In addition, as a company quoted on OTC Pink, we may not attract the extensive analyst coverage that is received by companies listed or quoted elsewhere. Further, institutional and other investors may have investment guidelines that restrict or prohibit their investing in securities quoted on OTC Pink. These factors may have an adverse impact on the trading and price of the Common Stock and a long-term adverse impact on our ability to raise capital.

  Because the Company is very small, it may not attract the attention of major brokerage firms.

  Because of its small size, securities analysts of major brokerage firms may not provide coverage of the Company. There is no assurance that brokerage firms will be interested in conducting secondary offerings on behalf of the Company or in privately placing its securities with their customers.

  Sales of Common Stock in the public market could lower its price and impair the Company’s ability to raise funds in securities offerings.

  If stockholders sell substantial amounts of their Common Stock in the public markets, or if it is perceived that such sales may occur, the price of Common Stock could fall and make it more difficult for the Company to sell equity, or equity-related securities at a price that it deems appropriate.

  The trading price of Common Stock may decrease due to factors beyond our control.

  The securities markets, and in particular the market for securities quoted on OTC Pink, have from time to time experienced extreme price and volume fluctuations which have often been unrelated to the financial performance of the companies listed or quoted thereon. These fluctuations may adversely affect the market price of Common Stock and make it more difficult to sell equity or equity-related securities at a price that we deem appropriate.

  The market price of Common Stock may also fluctuate significantly in response to the following factors, many of which are unpredictable or beyond our control, regardless of our actual performance: variations in our quarterly operating results; changes in general economic conditions; changes in market valuations of similar companies; announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments; loss of a major supplier, customer, partner or joint venture participant post-merger; and the addition or loss of key management personnel. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

  The market price for Common Stock may be particularly volatile given the Company’s status as a relatively unknown company with a small and thinly traded public float, a limited operating history, a lack of profits and an uncertain future. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

  The market for Common Stock may be subject to significant price volatility for the indefinite future for a number of reasons. As a consequence of the thin and sporadic trading in Common Stock, the trading of relatively small quantities of shares by stockholders may disproportionately affect their price. Also, the price for Common Stock could decline precipitously in the event that a large number of shares were sold without commensurate demand. In addition, we are a speculative or “risky” investment due to our limited operating history, our losses to date, our lack of profits and our uncertain future. As a consequence, investors may be inclined to sell their shares more quickly and at lower prices than would be the case with the stock of a less risky issuer. We can make no predictions as to the future prices for shares of Common Stock.

  No dividends. The Company does not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of the Company’s Common Stock for returns on your investment. If you are seeking cash dividends, you should not purchase the Common Stock.

  For the foreseeable future, the Company intends to retain its earnings, if any, to finance the development and expansion of our business, and does not anticipate paying any cash dividends on the Common Stock. Accordingly, investors must be prepared to rely on sales of their Common Stock after price appreciation to earn an investment return, but no assurance can be given that the price of the Common Stock will appreciate or, if it does, that it will remain at or above the level to which it has appreciated. Any determination to pay dividends in the future will be made at the discretion of the Company’s board of directors and will depend on the results of operations, financial condition, capital needs, contractual restrictions, restrictions imposed by applicable law and other factors that the board of directors deems relevant.

  The Company is likely to be subject to penny stock regulations and restrictions and, if so, you may have difficulty selling shares of Common Stock.

  The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to certain exemptions. The Company believes that, for a period after the date of this prospectus, the length of which is unpredictable, the Common Stock will be a “penny stock”, subject to Rule 15g-9 under the Exchange Act, or the so-called “Penny Stock Rule,” which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). If the Common Stock ceases to be a penny stock because its market price is more than $5.00 per share, a reduction in its market price below $5.00 would cause it to be a penny stock again. For transactions subject to Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers, and in turn the ability of the Company’s stockholders, to sell their Common Stock.

  For any transaction involving a penny stock, unless exempt, a disclosure schedule prepared by the SEC relating to the penny stock market must be delivered prior to any transaction. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information as to the limited market for penny stock.

  There can be no assurance that shares of Common Stock would qualify for exemption from the Penny Stock Rule. In any event, even if the Common Stock were to be exempt from the Penny Stock Rule, Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest, would be applicable.

  If the Company is an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements will not apply to the Company.

  Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, since the Company will be an issuer of penny stock, it will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could adversely affect our financial condition.

  The Common Stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

  Under a regulation of the SEC known as “Rule 144,” a person who beneficially owns restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be 6 months or 1 year, depending on various factors. The holding period for Common Stock would be 1 year if Common Stock could be sold under Rule 144. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or that has been at any time previously a shell company. The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. Until the Merger, the Company was a shell company.

  The SEC has provided an exception to this unavailability if and for as long as the following conditions are met:

    The issuer of the securities that was formerly a shell company has ceased to be a shell company,

    The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,
    The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
    At least 1 year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.”

  Although the Company has filed Form 10 Information with the SEC in the registration statement of which this prospectus forms a part, stockholders who receive its restricted securities will not be able to sell them pursuant to Rule 144 without registration until the Company has met the other requirements of this exception and then for only as long as the Company continues to meet those requirements and are not a shell company. No assurance can be given that the Company will meet these requirements or that, if the Company has met them, it will continue to do so, or that it will not again be a shell company.

  The Company will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

  The Company is obligated to file annual, quarterly and current reports with the SEC pursuant to the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the new rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) have imposed various new requirements on public companies, including requiring changes in corporate governance practices. The Company expects these rules and regulations to increase its legal and financial compliance costs and to make some of its activities more time-consuming and costly. The Company expects to spend at least $50,000, and perhaps substantially more, in legal and accounting expenses annually to comply with its reporting obligations and Sarbanes-Oxley. These costs could affect our profitability and our results of operations. As indicated below, the so-called “Jobs Act” has relieved the Company of certain obligations with respect to reporting.

  Because the Common Stock is not registered under the Exchange Act, the Company will not be subject to the federal proxy rules and its directors, executive offices and 10% beneficial holders will not be subject to Section 16 of the Exchange Act. In addition, its reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if the Company has fewer than 300 stockholders of record on the first day of a fiscal year.

  The Common Stock is not registered under the Exchange Act and the Company does not intend to register its Common Stock thereunder for the foreseeable future. However, the Company will register the Common Stock thereunder if it has, after the last day of its fiscal year, total assets of more than $10,000,000 and 2,000 record holders or 500 record holders who are not accredited investors, in accordance with Section 12(g) of the Exchange Act. As of the date of this prospectus, the Company had 72 stockholders of record and assets of approximately $40. The Company is currently required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act. However, the Company will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from stockholders without filing with the SEC and furnishing to them a proxy or information statement, and in the case of a proxy solicitation a form of proxy, complying with the SEC’s rules.

  In addition, as long as the Common Stock is not registered under Section 12 of the Exchange Act, the Company’s directors, executive officers and beneficial holders of 10% or more of its outstanding Common Stock and other equity securities will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires these persons to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports providing information concerning their ownership of Common Stock and other equity securities. Such information will be available only through such periodic reports that the Company files and registration statements that the Company may file with the SEC. Furthermore, as long as the Common Stock is not registered under the Exchange Act, its obligation to file reports under Section 15(d) of the Exchange Act will be suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has become effective), the Company has fewer than 300 stockholders of record. This suspension is automatic and does not require any filing with the SEC. In this event, the Company may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

  The provisions of the JOBS Act have reduced the information that the Company is required to disclose, which could adversely affect the price of the Common Stock.

  Under the recently enacted Jumpstart Our Business Startups Act (the “Jobs Act”), the information that the Company is required to disclose has been reduced in a number of ways.

  Before the adoption of the Jobs Act, the Company was required to register the Common Stock under the Exchange Act within 120 days after the last day of its first fiscal year in which it had total assets exceeding $1,000,000 and 500 record holders of the Common Stock; the Jobs Act has changed this requirement such that the Company must register the Common Stock under the Exchange Act within 120 days after the last day of it first fiscal year in which it had total assets exceeding $10,000,000 and 2,000 record holders or 500 record holders who are not accredited investors. As a result, the Company is now required to register the Common Stock under the Exchange Act substantially later than previously.

  As a company that had gross revenues of less than $1 billion during its last fiscal year, the Company is an “emerging growth company,” as defined in the Jobs Act (an “EGC”). The Company will retain that status until the earliest of (A) the last day of the fiscal year which the Company has total annual gross revenues of $1,000,000,000 (as indexed for inflation in the manner set forth in the Jobs Act) or more; (B) the last day of the fiscal year following the fifth anniversary of the date of the first sale of the Common Stock pursuant to an effective registration statement under the Securities Act; (C) the date on which the Company has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (D) the date on which it is deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor thereto. As an EGC, it is relieved from certain significant requirements:

  It is excluded from Section 404(b) of Sarbanes-Oxley, which otherwise would have required its auditors to attest to and report on its internal control over financial reporting. The JOBS Act also amended Section 103(a)(3) of Sarbanes-Oxley to provide that (i) any new rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or changes to the auditor’s report to include auditor discussion and analysis (each of which is currently under consideration by the PCAOB) shall not apply to an audit of an EGC and (ii) any other future rules adopted by the PCAOB will not apply to the Company’s audits unless the SEC determines otherwise.

  The JOBS Act amended Section 7(a) of the Securities Act to provide that the Company need not present more than two years of audited financial statements in an initial public offering registration statement and in any other registration statement, need not present selected financial data pursuant to Item 301 of Regulation S-K for any period prior to the earliest audited period presented in connection with such initial public offering. In addition, the Company is not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of Sarbanes-Oxley) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements, which would be applicable to the Company if it were required to comply with them. Also, as long as the Company is an EGC, it may comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company.”
  In the event that the Company registers its Common Stock under Section 12 of the Exchange Act, the JOBS Act will also exempt the Company from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by Section 14A(a) of the Exchange Act, (ii) the requirements of Section 14A(b) of the Exchange Act relating to stockholder advisory votes on “golden parachute” compensation, (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance, and the requirement of Section 953(b)(1)of the Dodd-Frank Act, which will require disclosure as to the relationship between the compensation of the Company’s chief executive officer and median employee pay.

  Since the Company is not required, among other things, to file reports under Section 13 of the Exchange Act or to comply with the proxy requirements of Section 14 of the Exchange Act until the Company registers the Common Stock under Section 12 of the Exchange Act or to comply with certain provisions of Sarbanes-Oxley and the Dodd-Frank Act and certain provisions and reporting requirements of or under the Securities Act and the Exchange Act or to comply with new or revised financial accounting standards as long as the Company is an EGC, and its officers, directors and 10% stockholders are not required to file reports under Section 16(a) of the Exchange Act until such registration occurs, the Jobs Act has had the effect of reducing the amount of information that the Company and its officers, directors and 10% stockholders are required to provide for the foreseeable future.

  Section 102(b)(1) of the JOBS Act provides that, as an emerging growth company, the Company (A) need not present more than 2 years of audited financial statements in order for a registration statement with respect to an initial public offering of its common equity securities to be effective, and in any other registration statement that it files with the SEC, it need not present selected financial data prescribed by the SEC in its regulations for any period prior to the earliest audited period presented in connection with its initial public offering; and (B) may not be required to comply with any new or revised financial accounting standard until such date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 is required to comply with such new or revised accounting standard, if such standard applies to companies that are not issuers. The term “issuer” generally means any person who issues or proposes to issue any security, an issuer the securities of which are registered under section 12 of the Exchange Act or that is required to file reports under section of the Exchange Act, or that files or has filed a registration statement that has not yet become effective under the Securities Act and that it has not withdrawn. While the Company is permitted to opt out of these provisions, it has not done so and do not intend to do so. As a result, its financial statements may not be comparable to companies that elect to opt out of these provisions.

  As a result of such reduced disclosure, the price of the Common Stock may be adversely affected.

  FORWARD-LOOKING STATEMENTS

  Statements in this Prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors, including those described under “Risk Factors” on page 6 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 33 and elsewhere in this Prospectus and in other documents which the Company will file with the SEC.

  In addition, the outcome of forward-looking statements could be affected by risks and uncertainties related to our ability to raise the capital that we require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate them with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date of this Prospectus and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this Prospectus.

  USE OF PROCEEDS

  The selling stockholders will receive all of the proceeds from the sale of the Common Stock offered by them under this Prospectus. The Company will not receive any of these proceeds.

  SELLING STOCKHOLDERS

  The selling stockholders may sell up to 316,500,000 shares of Common Stock from time to time in one or more offerings under this Prospectus. None of the selling stockholders is a broker-dealer.

  The following table details the name of each selling stockholder, the number of shares of Common Stock owned by each selling stockholder before this offering, the number of shares that may be offered by each of them for resale under this Prospectus and the number of shares to be owned by each of them after this offering is completed, assuming that all of the shares offered by each of them are sold. However, because each selling stockholder may offer all, some or none of the shares that it holds, and because, based upon information provided to the Company, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by any selling stockholder after the offering can be provided.

Name of selling stockholder	Amount of securities of the class owned by the selling stockholder before the offering	Amount to be offered for the selling stockholder’s account	Amount and (if one percent or more) percentage of the class to be owned by the selling stockholder after the offering is complete
1947 Inc.[1]	100,000,000	100,000,000	0
Magnolia Equity Inc. [2]	32,750,000	32,750,000	0
Fidelis Deposit Corporation[3]	28,500,000	28,500,000	0
Ryanne Consulting Services Inc. [4]	12,500,000	12,500,000	0
Charles Wilson	2,500,000	2,500,000	0
Aurora Capital, Inc.[5]	17,500,000	17,500,000	0
Malvern Hill, Inc.[6]	17,500,000	17,500,000	0
Barrett Financial Group, Inc.[7]	25,000,000	25,000,000	0
Rigos Management Inc.[8]	25,000,000	25,000,000	0
For Your Information, Inc.[9]	2,500,000	2,500,000	0
1949 Wizard Inc.[10]	52,750,000	52,750,000	0
TOTAL	316,500,000	316,500,000	0

[1]	The natural person with voting and dispositive power for 1947 Inc. is Richard S. Astrom. Mr. Astrom served as president and sole director of the Company until August 15, 2012.
[2]	The natural person with voting and dispositive power for Magnolia Equity Inc. is Rebecca Guthrie.
[3]

  The natural person with voting and dispositive power for Fidelis Deposit Corporation is Barry J. Miller. Mr. Miller has acted as special counsel to the Company in connection with the registration statement of which this prospectus forms a part.

[4]	The natural person with voting and dispositive power for Ryanne Consulting Services Inc. is Mitchell Tannenbaum.
[5]	The natural person with voting and dispositive power for Aurora Capital, Inc. is Scott Allen Johnson.
[6]	The natural person with voting and dispositive power for Malvern Hill, Inc. is David Kleiman.
[7]	The natural person with voting and dispositive power for Barrett Financial Group, Inc. is Linda Barrett.
[8]	The natural person with voting and dispositive power for Rigos Management Inc. is Stephan K. Riggs.
[9]	The natural person with voting and dispositive power for For Your Information, Inc. is Roger Pawson.
[10]	The natural person with voting and dispositive power for 1947 Wizard Inc. is Pamela Astrom, who is the wife of Richard Astrom.

  PLAN OF DISTRIBUTION

  This Prospectus relates to 316,500,000 shares of Common Stock offered by the selling stockholders. The Common Stock is quoted on OTC Pink under the symbol “KGET.” Such shares will be offered by the Selling Stockholders over OTC Pink at $0.01 per share until a market is established, and thereafter at market prices, or privately at negotiated prices.

  The selling stockholders or their respective pledgees, donees, transferees or other successors in interest will initially offer all or a portion of their shares at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares at various times in one or more of the following transactions:

    on any national securities exchange, or other market on which the Common Stock may be listed at the time of sale;
    in the over-the-counter market;
    through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
    through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
    in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
    through options, swaps or derivatives;
    in privately negotiated transactions; or

    in transactions to cover short sales.

  In addition, the selling stockholders may sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act under the terms thereof rather than pursuant to this Prospectus if that rule becomes available for the sale of their shares.

  The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares upon terms and conditions that will be described in a supplement to this Prospectus. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

  The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

  From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in the Common Stock, to the extent permitted by applicable law and regulations, and may sell and deliver shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time and if permitted by applicable law and regulation, the selling stockholders may pledge their shares under the margin provisions of their customer agreements with their respective broker-dealers. Upon delivery of the shares or a default by the selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

  The Common Stock will trade on OTC Pink maintained by OTC Markets Inc. until the Company determines that it is able to bear the costs of being quoted on the Over-the-Counter Bulletin Board, NASDAQ or a national securities exchange after meeting the costs associated with its business plan. The Company cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. There is no assurance as to the price at which the Common Stock will trade, as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of us and general economic and market conditions.

  The selling stockholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter.

  If a selling stockholder notifies the Company that it has a material arrangement with a broker-dealer for the resale of the Common Stock, the Company would be required to amend the registration statement of which this Prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

  The Company has agreed to use its best efforts to keep this Prospectus effective until the earlier of (i) the date when all of the shares covered by the registration statement of which this prospectus is a part have been sold or (ii) the date on which these shares may be sold without restriction pursuant to Rule 144.

  The Company has agreed to indemnify each selling stockholder and certain persons related or connected to each selling stockholder against certain liabilities, including liabilities under the Securities Act or, in the event that such indemnification is unavailable because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), to contribute to the payments that the selling stockholder or such persons may be required to make in respect of such liabilities.

  The Company has agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

  The Company is paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, other than brokerage commissions or underwriter discounts.

  DESCRIPTION OF SECURITIES

  The Company’s authorized capital stock consists of 3,000,000,000 shares of Common Stock, $0.000001 par value per share, and 10,000,000 shares of preferred stock, which are issuable in series. As of January 31, 2013, there were 2,416,648,358 outstanding shares of Common Stock and no shares of preferred stock outstanding. For information respecting certain transactions that have affected the number of shares of Common Stock outstanding, see “Prospectus Summary – Our History” on page 4.

  The following table reflects the number of shares of Common Stock outstanding as a result of the Merger and the Private Placement, as well as the number of shares of Common Stock that are available for issuance after these transactions.

Shares of Common Prior to Merger	Shares of Common Stock issued in Merger	Shares of Common Stock issued in Private Placement	Total Shares of Common Stock Outstanding	Shares of Common Stock Available for Issuance	Authorized Shares of Common Stock
148,358	2,100,000,000	316,500,000	2,416,648,358	583,351,642	3,000,000,000

  Common Stock

  Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as the Company's Board of Directors may from time to time determine. However, the Board does not expect to declare dividends for the foreseeable future. See “Risk Factors – Risks Related to Ownership of Common Stock – No Dividends” on page 19.

  The Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and the payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of Common Stock and any participating preferred stock outstanding at that time.

  Preferred Stock

  The Company’s Board of Directors has authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each such series, any or all of which may be superior to the rights of the Common Stock. It is not possible to state the actual effect of the issuance of a future series of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights, preferences and privileges of that series. However, these effects might have the effect of: (a) restricting dividends paid to the holders of shares of Common Stock; (b) diluting the voting power of the holders of shares of Common Stock; (c) impairing the liquidation rights of holders of shares of Common Stock and (d) delaying or preventing a change in control of the Company.

  Series A Preferred Stock

  The Board of Directors has designated a series of 10,000,000 shares of preferred stock denominated Series A Convertible Preferred Stock, $0.000001 par value per share. No shares of this series are issued or outstanding. When issued, all shares of that series collectively possess 75% of the voting power of the Company. Each share of this series is entitled to voting rights equal to 1,000 shares of Common Stock and, as long as any shares of this series are outstanding, the Company may not, without the affirmative vote of the holders of 75% or more of the then outstanding shares thereof (a) alter or change adversely the powers, preferences or rights given thereto or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined) senior to or otherwise pari passu therewith, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders thereof, (d) increase the number of authorized shares thereof or (e) enter into any agreement with respect to any of the foregoing. If issued, this series will rank senior to all other classes of capital stock outstanding.

  No provision has been made for dividends on the Series A Preferred Stock.

  Upon any Liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holder of shares of this series shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the amount paid therefor, before any distribution or payment shall be made to the holders of Common Stock or any other junior securities.

  Each share of this series shall be convertible, at any time and from time to time from after its issuance at the option of the holder thereof, into 10 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

  Shares of Series A Preferred Stock are not redeemable.

  Anti-Takeover Effects of Preferred Stock

  For a discussion of the potential anti-takeover effects of the preferred stock, see “Certain Provisions of Law and the Company’s Organizational Instruments – Preferred Stock” on page 46.

  Warrants and Options

  The Company has no warrants or options outstanding.

  DESCRIPTION OF BUSINESS

  Introduction

  The Company is the parent of KET and conducts no business. The Company has no material assets other than all of the outstanding shares of KET and has no plans to conduct any business activities other than obtaining or guaranteeing financing for the business conducted by KET or assisting KET in obtaining such financing.

  Through KET, we will design, manufacture and sell Oxy-Hydrogen Systems. Initially and until we obtain the financing necessary to develop our own products (see “Current Status of Our Development” on page 32), all of these systems will be manufactured by a third party (see “Marketing, Products and Sales –– Private Label Agreement” on page 30). The purpose of these systems is to promote fuel economy and engine life and to reduce harmful emissions by reducing the amount of fuel required to be used to operate an engine and by reducing the temperatures as which engines operate. These systems function by creating oxygen and hydrogen from distilled water through electrolysis and injecting these gases into the mixture of fuel and air used in gasoline and diesel internal combustion engines. Electrolysis is performed by passing electric current generated by a vehicle’s electrical system through distilled water. The gases thus generated are moved through valves and tubing into the fuel mixture, and is burned in the engine, together with the fuel. Hydrogen is an explosive gas; in order to reduce the possibility of an explosion, the systems that we sell will not store hydrogen, but create it on an “on demand” basis.

  We plan to market directly to OEMs and fleet owners with our own sales force, by direct marketing and an internet presence. See “Marketing and Sales – Sales Plan,” below. Products sold to OEMs will be installed and serviced by OEM-trained technicians and products sold to fleet owners will be installed and serviced by us or by their technicians. We commenced operations in May 2012, are a development-stage company and have not yet manufactured any product nor have we sold any products, whether or not manufactured by us.

  We will rely initially on third parties for the Oxy-Hydrogen Systems that we sell (see “Marketing, Products and Sales – Private Label Agreement” on page 30) and, as and if our business develops such that we are able to manufacture these systems in our own facilities, we will rely on third parties for certain components and raw materials used in these systems. For information respecting a product that we are developing, see “Marketing, Products and Sales – Product Development” on page 31.

  The Company believes that its industry is experiencing growth as the result of rising energy costs, restrictions imposed on vehicle emissions and interest in alternative energy technologies.

  Our sources of revenue will be sales of products, parts and service fees for the products that we sell after the expiration of the warranty thereon (see “Ongoing Services to Customers and Warranty,” below) and sales of maintenance materials and consumables for products, such as electrolyte solution. The price of products to OEMs will not include installation costs, which will be borne by them; in the case of fleet owners, the price may or may not include installation costs, depending on whether these owners or we are responsible for installation. We believe that the cost of an Oxy-Hydrogen System will vary between approximately $4,000 and $10,000, depending primarily upon the displacement of the engine, while installation costs are expected to vary between $100 and $500 per vehicle, depending principally upon the size of the vehicle and the time involved in the installation.

  For information respecting our corporate history, see “Prospectus Summary – Our History” on page 3.

  Marketing, Products and Sales

  Sales Plan

  Our potential customers are OEMs and fleet owners. We plan to market to OEMs by personal contact and to fleet owners by personal contact and an internet presence. We presently have no customers, although we have had preliminary discussions with six prospective commercial fleet customers. These discussions have not moved beyond verbal expressions of interest in our technology and potential savings from its utilization. We can give no assurance that any of these discussions will mature into firm contracts or as to the volume or dollar amount of products that would be sold under any such contract. We plan to sell approximately 300 units manufactured by a third party (see “Private Label Agreement” on page 30) during the next 12 months, but we can give no assurance that we will receive orders of this magnitude or that, if we do, we will be able to raise the capital necessary to acquire these units for resale and/or to manufacture them. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 35. None of the products that we sell during 2013 will be manufactured by us and our ability to manufacture a product that we are developing in 2014 and beyond depends upon the time at which such development matures by the grant of a patent and upon the availability of capital. See “Product Development” on page 31.

  A key component of our sales strategy is for our sales personnel to make initial contact with, and make an initial presentation to, a prospective customer and if the prospect is interested in the products that we sell, to install our system in one or more of the prospect’s vehicles for testing without cost for an agreed test period. These costs are substantial and will not be recovered unless the prospect purchases these products and even then, the amount of the prospect’s purchases may not be sufficient for us to recover these costs in full. If these tests indicate to a prospect that it will recognize reductions in emissions and savings in fuel costs greater than the product cost, its installation, its maintenance and its supplies within a reasonable period, the prospect may be induced to buy the products that we sell, but no assurance can be given that any prospect will do so.

  Our sales and marketing will initially be conducted by Dennis J. Klein and William B. Wylie. As and if our business expands, we will hire sales and marketing professionals to assist in direct sales. We also intend to develop a distribution system for our systems using independent contractors that already have established a presence in the market areas that we target. As our internet presence is established, we expect to set up distribution points to service our markets.

  We have met with several prospective customers and have received indications that they will be interested in installing the products that we sell on a trial basis but none has asked to install a test unit.

  Private Label Agreement

  On November 19, 2012, KET entered into a Private Label Agreement with Global Hydrogen Technologies, Inc. (“GHT”). Under this agreement, the term of which is 5 years, GHT has granted to KET a nonexclusive license to resell GHT’s oxy-hydrogen generator/electrolyzers styled its “Mark” and “Titan” series (and, with the prior approval of GHT, enhancements and sophistications thereof) under our private label. KET may sublicense, subject to the approval of GHT. The products comprising the “Mark” series are:

  Mini-Mark: This product was designed for small 4 cylinder engine applications such as auxiliary power units that supplement a vehicle’s main engine.
  Mark V: This product was designed to supplement refrigerated trailer units and for small box and delivery trucks.
  Mark VI-Base: This product was designed for medium-duty diesel-powered vehicles, including school buses, small transit buses, tow trucks and small off-road equipment such as front loaders and bulldozers.
  Mark VI-Modified: This unit was designed for large transit buses and medium sized diesel engine applications, such as heavy construction equipment and over-the-road Class 8 trucks (which weigh more than 33,000 pounds.

  GHT has not yet commenced production of the Titan series, which is intended for installation in diesel engines having a displacement of more than 30 liters.

  Under this agreement, KET has agreed to install, distribute and sell the licensed products in “commercially reasonable quantities” and to commence doing so within “a reasonable time period.” In the event that it fails to do so, GHT may terminate the agreement. We can give no assurance that KET will be able to comply with these obligations because its ability to do so depends upon our ability to obtain the capital necessary to conduct our business and to purchase GHT’s products. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 33.

  Under this agreement, KET will pay GHT 150% of the cost of its materials, parts and labor for its products.

  GHT has represented and warranted that all products that it sells to KET will (i) conform to GHT’s most current written specifications for such products, (ii) be fit for their intended use, (iii) to the best of GHT’s knowledge, be free, from infringement of all copyright, trademarks, patents and other intellectual property rights and (iv) be manufactured and distributed in compliance with good manufacturing practices, applicable Federal laws and regulations of the United States and other countries, applicable state laws and regulations of the State of Florida and other states.

  GHT and KET have agreed to indemnify one another against certain liabilities, including product liabilities, in respect of the products sold to KET by GHT and resold by KET.

  We believe that the products and services provided under this agreement will enable us to expand more quickly than we could using our internal resources alone. While we believe that GHT will be able to manufacture the approximately 300 units that we plan to sell during the next 12 months, there is no assurance that GHT will be able to supply these products and services on a timely basis and in the quantities required or that GHT will remain in business.

  We are not required to purchase units in any specified quantity from GHT. Accordingly, we plan to purchase units from it when and as needed. We have not yet acquired any units from GHT.

  Product Development

  We are developing an electrolyzer unit, which is a component of Oxy-Hydrogen Systems, that produces hydrogen and oxygen for these systems. This unit offers the advantage of producing adequate quantities of these gases with lower power requirements, lower weight and smaller size. One of our officers, Dennis J. Klein, has filed a patent application with the U.S. Patent and Trademark Office and has assigned that application to KET. KET is prosecuting this application through the efforts of this officer and does not believe that it will incur material costs in connection therewith or in connection with the maintenance of the patent, if it be granted.

  If the patent be granted, we may exploit it by manufacturing and selling the electrolyzer, by having it manufactured by a third-party for our resale, by licensing its manufacture and sale or by a combination of these methods. When we sell this product, we will need either to manufacture it or purchase it from a third party. We will make a “make/buy/license” decision based on whether sufficient capital is available to us so to manufacture at these units and whether the use of such capital for this purpose is its best use. We do not believe that the patent will be granted at a time which will require us to make this decision during 2013 and accordingly, the amount of capital that we will require during this year, set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 33, does not include the cost of purchasing the equipment necessary to manufacture this product in commercial quantities.

  Materials

  The materials that are used in our systems consist primarily of high grade stainless steel metal, metal tubing, valves, plastic and distilled water, with minimal moving parts. The cost of high grade stainless steel and distilled water fluctuates and could increase dramatically over a short period of time if there were a shortage of either, which would increase the price at which GHT sells products to us or our costs of manufacturing products ourselves.

  Manufacturing

  The products that we sell will initially be manufactured by GHT at its 2,500-square-foot facility in Pasco County, Florida. GHT has 5 full -time employees and has indicated that it can add employees as needed. If we manufacture our own products, we will need to acquire and equip a facility in order to do so. See “Current Status of Our Development” on page 32.

  Distribution

  While we will initially sell our units through direct marketing, we intend to establish a national distribution channel outside of our immediate geographical area in Tampa, Florida, by entering into agreements with distributors that have established records of successful marketing and excellent reputations in the automotive and truck parts industry. We also intend to establish a website and provide links to our distributors on it.

  Installation

  Our systems will be installed by installing an electrolyzer in the engine compartment of a vehicle, on the back of the cab of a truck or next to a stand-alone engine in a metal housing, running a hose from the electrolyzer to the intake manifold of the engine and installing the electronic components. This installation can normally be completed by a trained technician in approximately 4 hours.

  Ongoing Services to Customers and Warranty

  KET will provide a 2-year parts and labor limited warranty, as well as an optional extended limited warranty for the period of the engine warranty given by the manufacturer. KET will stock replacement parts, provide personal and telephonic technical support and offer training to our customers for product enhancements and maintenance.

  Product Liability Insurance

  We intend to purchase product liability insurance with such coverage and deductibles as we deem proper prior to the date when we first commence selling products.

  Current Status of Our Development

  From Inception to the date of this Prospectus, we have taken a number of steps to develop our business including hiring two employees (see “Employees” on page 33, renting office space (see “Description of Property” on page 33), and entering into a contract for the purchase of the products that we plan initially to sell, which initially will be those that are manufactured for us by a third party (see “Private Label Agreement” on page 30). We have also approached potential customers for these products, but have yet to make sales, and have had discussions with several sources of financing, but have not been successful in obtaining financing.

  We believe that we can develop our business by selling products manufactured by a third party, but the development of some aspects of our business, most importantly, the acquisition of units for trial installation in the vehicles of potential customers and the development of our of products and obtaining and equipping a facility and the acquisition of materials for their manufacture depends on obtaining financing.

  We are developing our own product, but have not made a “make/buy/license” decision with respect to it and will not do so during 2013. See “Product Development” on page 31.

  Until we know the amount of financing that we can obtain and when we can obtain it, we cannot predict to what extent our business will develop. We also can give no assurance that we will be able to obtain financing at all, or, if we obtain it, in what amount. As indicated above (see “Prospectus Summary – Overview – The Rate at Which We Are Incurring Indebtedness”), we believe that we can continue to operate indefinitely as long as our directors are willing to defer payment of the salary and rent due to them and fund the other expenses that we incur, but we will not be able to do more than resell third party products until we obtain financing.

  Competition

  We have a number of competitors, including:

    John Henry Hydrogen of British Columbia, Canada, which manufactures and sells oxy-hydrogen generator systems for diesel engines in heavy vehicles; it has been in business since 2005.
    Fuel From H2O, LLC of Acworth, Georgia, which manufactures and sells oxy-hydrogen generator systems for light and heavy vehicles and motorcycles; it was founded in 2004.
    Autoventions of Sacramento, California, which manufactures and sells an oxy-hydrogen generator system for internal combustion engines under the name “Hydro Xpress,” as well as a device that does not use oxy-hydrogen under the name “Hydro Cat,” which it states is “able to speed up the fuels ability to vaporize inside the engines intake manifold and inside the cylinder,” thereby enhancing combustion performance. The company was founded as the Connilly Group in 2003.

  We will attempt to establish the products that we sell as the competitively in terms of quality, cost and service.

  To the extent that we have competitive advantages, they may be offset or completely negated because most of our competitors are better and longer established and better known than we are, may have better access to capital than we do and may be better positioned than we are to benefit from and implement technological changes, which can be sudden and unexpected in our industry and may result in the obsolescence of the products that we sell. Some of our competitors have national distribution channels, have experienced management and have access to substantial amount of capital.

  Other than the need to raise capital, the Company does not believe that there are material obstacles to entry into the market.

  Research and Development

  The Company is unable to provide material resources for research and development at this time, but intends to do so in the future as its revenues permit.

  Employees

  As of January 31, 2013, we had 2 employees, who are the Company's 2 executive officers.

  Description of Property

  KET has entered into a lease, dated May 30, 2012, under which it leases office and warehouse space of approximately 6,000 square feet from Dennis J. Klein, who is the Chairman of the Board and a director of the Company and one of its controlling stockholders, at a rental of $1,000 per month. The initial term of the lease was 6 months, which began on August 1, 2012 and expired on January 31, 2013; under its terms, the lease now runs from month to month and may be terminated at the end of any month upon 30 days’ notice. The landlord is responsible for maintenance and for electricity, water, heat and air conditioning; the Company is responsible for other utilities. The Company believes that the provisions of the lease, including the rent payable, are fair and reasonable.

  Legal Proceedings

  None.

  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS

  The financial data discussed below are derived from the audited financial statements of the Company as at December 31, 2012, which were prepared and presented in accordance with generally accepted United States accounting principles. These financial data are only a summary and should be read in conjunction with the financial statements and related notes contained elsewhere herein, which more fully present our financial condition and operations as at that date. We do not believe that the results set forth in these financial statements are necessarily indicative of our future performance.

  Overview

  During the period ended December 31, 2012, which started with Inception, we organized our business, consummated the Merger and the Private Placement and KET, entered into its agreement with GHT, sought customers and financing, but have not yet sold any products. We conducted no business prior to that date. Costs of $89,621 were incurred for start-up costs, accrued officers’ salaries, accrued rent and interest. At December 31, 2012, we had total current assets of $40 and total current liabilities of $362,051. At March 31 2013, we had $850 in cash.

  We are a development stage company and there is substantial doubt about our ability to continue as a going concern because we will need additional capital to continue our operations. See “Our Ability to Continue as a Going Concern” on page 3.  No assurance can be given that any additional capital can be obtained or, if obtained, will be adequate to meet our needs. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted or we could be forced to terminate operating.

  Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent auditors have included in their report on our financial statements included in this Prospectus a statement that raises substantial doubt about our ability to continue as a going concern. See “Our Ability to Continue as a Going Concern” on page 3.

  The following discussion does not include comparisons with prior periods because the Company commenced business in May 2012, and therefore, there are no prior periods with which comparisons may be made.

  Our financial statements include only the period commencing with Inception on May 10, 2012, and do not include those of the Company, which was incorporated on January 8, 2008, and which never conducted any business. Accordingly these financial statements are those of KET, which was the accounting acquirer in the merger which is discussed under the caption “Prospectus Summary – Our History – The Merger” on page 4.

  As indicated above (see “Prospectus Summary – Overview – The Rate at Which We Are Incurring Indebtedness"), we believe that we can continue to operate indefinitely as long as our directors are willing to defer payment of the salary and rent due to them and fund the other expenses that we incur, but we will not be able to do more than resell third party products until we obtain financing. Until we know the amount of financing that we can obtain and when we can obtain it, we cannot predict to what extent our business will develop. We also can give no assurance that we will be able to obtain financing at all, or, if we obtain it, in what amount.

  We raised $25,000 in a private placement and paid the proceeds to Richard Astrom, who served as our president and sole director until August 15, 2012, pursuant to the provisions of the Merger Agreement. For further information, see “Prospectus Summary – Our History – The Merger” on page 4 and “Directors, Executive Officers and Control Persons – Related Parties –Exchange Transaction” on page 40.

  Results of Operations

  The following table summarizes the operating results of the Company for the period beginning with Inception and ending December 31, 2012:

  Fiscal Year 2012 (May 10, 2012, through December 31, 2012)

Net Sales	$--

Operating expenses:
General and administrative	$89,370
Interest expense	$251

Loss from operations	$(89,621)

Net loss	$(89,621)

  Discussion of Significant Financial Components

  Period Ended December 31, 2012

  Sales: We did not generate any revenue. During this period, among other things, we organized, sought customers and financing and acquired a source of products for resale. For detailed information on our activities during this period, see “Current Status of Our Development” on page 32.

  General and Administrative Expenses: General and administrative expenses incurred during this the period were $89,370. Of this amount, $70,000 was for accrued officers’ salaries, $5,000 was for accrued rent and balance was for other expenses.

  Interest Expense: Interest expense for this period was $251.

  Loss from Operations and Net Loss: During this period, our loss from operations and our net loss was $89,621.

  Plan of Operations

  Our most significant objectives over the next 12 months are to obtain financing and to commence sales of our products. In order to do so, we have established the following specific goals for this period:

  Secure funding of $1.5 million to support our operations over the next 12 months. This activity has commenced through personal contacts by our officers and will ongoing. We can give no assurance that funding in this or any lesser amount will be available on acceptable terms, or available at all. The costs associated with this activity, which would arise principally from travel and legal expenses, are estimated to be $15,000.
  Hire sales, administrative and technical personnel. We will commence this activity, which will continue until these positions are filled, when we have attained financing of at least $200,000. The costs associated with this activity are estimated to be $18,750 per month. We will commence this activity contemporaneously with our hiring of the above sales, administrative and technical personnel and complete it soon thereafter. The costs associated with this activity over the 12-month period cannot be predicted until we hire these employees.
  Acquire additional office furniture, equipment and materials (forms, corporate stationary and business cards). We will commence this activity contemporaneously with our hiring of the above sales, administrative and technical personnel and complete it soon thereafter. The costs associated with this activity are estimated to be approximately $10,000.
  Obtain commitments from 10 potential customers for the installation of test units. We will commence this activity, which will continue throughout the 12-month period, when we have attained financing of at least $200,000. The costs associated with this activity are estimated to be less than $10,000.
  Order and install 2 test units for 10 potential customers with fleets of at least 100 vehicles. We will commence this activity, which may continue throughout the 12-month period, when we have attained financing of at least $200,000. We estimate the costs associated with this activity to be approximately $50,000.
  Obtain firm orders from 6 of these potential customers for a total of 300 units and install these units in their vehicles. We will commence this activity, which may continue throughout the 12-month period, towards the end of customers’ trial periods, which will be at least 30 days, but could be more, depending on negotiations with each prospective customer. We expect to complete installations within 30 days after an order is placed and to receive revenues from an order 30 days after the installations are complete. We estimate the cost of these units and the labor to install them to be $750,000.
  Hire technical support personnel. We will commence this activity as needed when we have installed our first test units. The cost is not ascertainable because it depends on the number of test units installed and the number of units sold and installed. The cost of each technical support person is estimated to be $5,000 per month.
  Begin marketing and advertising our campaign. We will commence this activity, which will continue until throughout the 12-month period, when we have attained financing of at least $200,000. This activity, which includes updating our website, brochures and other advertising materials and attending industry events, is estimated to be $35,000.
  Obtain additional customers and distributors for our products. This activity has commenced through personal contacts by our officers. We will pursue this activity more aggressively throughout the 12-month period, when we have attained financing of at least $200,000. We estimate the costs associated with this activity to be approximately $5,500 per month.

  Many of these goals are dependent on the attainment of one or more others. For example, the receipt of orders depends on the installation of test units, which in turn depends on obtaining financing. We cannot give firm dates for the attainment of any goal that depends on financing or a firm date for the receipt of revenues from orders because these dates depend on our obtaining financing and we cannot predict when, if or in what amount we will obtain it.

  As indicated in the above Plan of Operations, we expect to begin receiving revenues 30 days after completion of the first installations of our systems under firm orders.

  Liquidity and Capital Resources

  At the end of the period beginning with Inception and ended December 31, 2012, we had $40 in cash. We financed our operations during this period through equity contributions of $2,610 and advances of $3,300 made by KET’s founders, Dennis J. Klein and William B. Wylie. During this period, Messrs. Klein and Wylie each earned $35,000 in salary from KET (see “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Employment Agreements” on page 40) and Mr. Klein was entitled to receive $5,000 under a lease between him and KET (see “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Lease” on page 41). The Company also owes Messrs. Klein and Wylie $251 for interest accrued on our obligations to them. We were unable to pay any of these obligations to Messrs. Klein and Wylie and they have been accrued as “Accrued expenses – related party” of $75,251 and “Due to shareholder” of $3,300 in our financial statements. We will be able to pay these obligations only from revenues from our operations and/or financing. Given our current financial condition and prospects, we can give no assurance as to whether or when we will be able to do so.

  The Company plans to fund its activities, including those of KET, during the balance of 2013 and beyond through the sale of debt or equity securities and/or financing by banks and private investors. The Company believes that it will require approximately $1.5 million to fund its operations for the next 12 months. We have met with a number of prospective sources of financing and have received indications of interest from some of them, but we have received no firm offers from any of these prospective sources. We can give no assurance that sufficient funding will be available on acceptable terms, or available at all. If we are unable to raise funds when required or on acceptable terms, we may have to significantly reduce, or discontinue, our operations. To the extent that we raise additional funds by issuing equity securities or securities that are convertible into the Company’s debt securities, stockholders may experience significant dilution.

  Contractual Obligations

  The following table sets forth information with respect to our known contractual obligations as of December 31, 2012, aggregated by type of contractual obligation.

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	275,000	275,000	0	0	0
Capital Lease Obligations	0	0	0	0	0
Operating Lease Obligations	1,000	1,000	0	0	0
Employment Agreements	290,000	120,000	170,000	-	-
Purchase Obligations	0	0	0	0	0
Other Long-Term Liabilities Reflected on Our Balance Sheet under GAAP	0	0	0	0	0
Total	566,000	396,000	170,000	0	0

  Off-Balance Sheet Arrangements

  None.

  Controls and Procedures

  Following the effectiveness of the registration statement of which this Prospectus forms a part, pursuant to Section 404 of Sarbanes-Oxley, our management will be required to report on the effectiveness of our internal control over financial reporting in each of the Company’s annual reports, commencing with its first annual report after it has been required to file an annual report with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act for the prior fiscal year, which the Company anticipates will be its annual report for the year ended December 31, 2013. While we plan to implement controls and procedures, we have not yet done so. If we fail to do so, we may not be able favorably to assess the effectiveness of our internal controls over financial reporting as of December 31, 2013, or beyond. If this occurs, investor confidence and the price of the Common Stock could be adversely affected.

  Risks and Uncertainties

  The Company operates in an industry that is subject to rapid and sometimes unpredictable change and the technology used in the products we sell could become obsolete within a short period. The Company’s operations will be subject to significant risk and uncertainties, including financial, operational, technological and other risks, including the risk of business failure. Further, as noted in this Prospectus, in order to develop its business, the Company will require substantial capital resources. See for a full statement of the risks and uncertainties to which the Company is subject, see “Risk Factors” on page 6.

  Critical Accounting Policies and Estimates

  Use of Estimates.

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

  Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

  Revenue Recognition.

  The Company will follow the guidance of the SEC’s Staff Accounting Bulletin No. 104 for revenue recognition. The Company will record revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

  The Company will enter into service agreements with some of its customers. Under the terms of these agreements, the Company will provide service for its systems, including replacement parts and consumables.

  Recent Accounting Pronouncements

  In January 2010, the Financial Accounting Standards Board (“FASB”) issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements.

  JOBS Act

  Section 102(b)(1) of the JOBS Act provides that, as an emerging growth company, the Company (A) need not present more than 2 years of audited financial statements in order for our registration statement with respect to an initial public offering of its common equity securities to be effective, and in any other registration statement that it files with the SEC, it need not present selected financial data prescribed by the SEC in its regulations for any period prior to the earliest audited period presented in connection with its initial public offering; and (B) may not be required to comply with any new or revised financial accounting standard until such date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 is required to comply with such new or revised accounting standard, if such standard applies to companies that are not issuers. The term “issuer” generally means any person who issues or proposes to issue any security, an issuer the securities of which are registered under section 12 of the Exchange Act or that is required to file reports under section of the Exchange Act, or that files or has filed a registration statement that has not yet become effective under the Securities Act and that it has not withdrawn. While the Company is permitted to opt out of these provisions, it has not done so and does not intend to do so. As a result, the Company’s financial statements may not be comparable to companies that that elect to opt out of these provisions.

  MARKET PRICE, DIVIDENDS AND RELATED STOCKHOLDER MATTERS

  The Common Stock is quoted on OTC Pink under the symbol “KGET”; until February 24, 2013, the trading symbol was "WNDS." The following table sets forth the quarterly high and low sale prices for the Common Stock quoted on OTC Pink for the last two completed fiscal years and the subsequent interim periods. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. However, the Common Stock has not been traded since 2008. We do not believe that the pricing of the Common Stock on OTC Pink necessarily represents its fair market value, indicates the establishment of a public market for the Common Stock or provides a good indicator of the prices at which the Common Stock may trade in the future.

Quarter Ended	Bid High	Bid Low

Fiscal Year 2013
June 30 (through April __)
March 31

Fiscal Year 2012
December 31	$ --	$ --
September 30	$ --	$ --
June 30	$ --	$ --
March 31	$ --	$ --

Fiscal Year 2011
December 31	$ --	$ --
September 30	$ --	$ --
June 30	$ --	$ --
March 31	$ --	$ --

  As of January 31, 2012, there were 2,416,648,358 shares of Common Stock issued and outstanding and there were 72 holders of record of the Common Stock. There is also an indeterminate number of stockholders holding the Common Stock in street name.

  The Company has never declared or paid cash or other dividends on the Company’s capital stock, currently intends to retain all available funds and any future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

  There are (i) no shares of Common Stock that are subject to outstanding options or warrants to purchase, (ii) no securities that are convertible into shares of Common Stock, (iii) no shares of Common Stock that may be sold pursuant to Rule 144, (iv) except for the shares offered by this Prospectus, no shares of Common Stock that the Company has agreed to register under the Securities Act for sale by security holders and (v) no shares of Common Stock that are being or have been publicly proposed to be, publicly offered by the Company, the offering of which could have a material effect on the market price of the Common Stock.

  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

  None.

  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

  The following sets forth information about the Company’s directors and executive officers as of the date of this Prospectus:

Name	Age	Position

Dennis J. Klein	74	Chairman of the Board; Director
William B. Wylie	49	President; Acting Principal Accounting Officer; Secretary; Director

  The directors named above will serve until the next annual meeting of the Company’s stockholders or until their respective successors have been appointed and duly qualified. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement. In connection with the Merger, Richard A. Astrom ceased to be a director, and Dennis J. Klein and William B. Wylie became directors, on August 15, 2012. There was and is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and, to our knowledge, there is no arrangement, agreement, plan or understanding (a) as to whether non-management stockholders will exercise their voting rights to continue to elect the current directors to the Company’s board and or (b) between non-management stockholders and management under which non-management stockholders may directly or indirectly participate in or influence the management of the Company’s affairs.

  William B. Wylie is the Co-Founder of KET, together with Dennis J. Klein, and has served as its Vice President and Secretary since May 2012. On August 15, 2012, he was elected as Director, President, and Acting Principal Accounting Officer of the Company. From December 2011 to May 2012, he developed plans for the business now conducted by the Company. From November 2009 to December 2011, he was a member of Planet Green Group LLC (“PGG”), a private limited liability company located in Largo, Florida, that was formed to develop affordable net-zero Energy housing (housing that has zero net energy consumption and zero carbon emissions annually) and retrofit existing housing to become more efficient by introducing energy efficient green products. At PGG, Mr. Wylie’s responsibilities included business development, locating new project opportunities and negotiating with developers and landowners to secure additional parcels. From January 2007 to November 2009, Mr. Wylie was a member of Check Engine LLC, a private limited liability company located in Tampa, Florida, which specialized in diagnostic automotive engine repair and programming of the OEM computers.

  Dennis J. Klein is the Co-Founder of KET, together with William B. Wylie, and has served as its President since May 2012. He was elected as Director, Chairman of the Board and Secretary of the Company on August 15, 2012. He has also served as president of KET since May 2012. From December 2011 to May 2012, he worked with Mr. Wylie in developing plans for the business now conducted by the Company.

  From May 2009 to January 2012, he served as president of Medeq-USA in Largo, Florida, a company that was formed to import, distribute and sell health and nutrition products from Scandinavia and Europe. From May 2007 to May 2009, he was a private investor. For more than 10 years prior to May 2007, he was president of Hydrogen Technologies Applications, Inc., a private company in Clearwater, Florida, that specialized in developing oxy-hydrogen generators for the welding and cutting industry.

  Although Messrs. Klein and Wylie have entered into employment agreements with KET, as described above, they have not entered into employment agreements with the Company.

  The prior experience of Mr. Klein with oxy-hydrogen systems led to the conclusion that he was a desirable person to serve as a director. The prior experience of Mr. Wylie with automotive engines, together with his prior general business experience, led to the conclusion that he was a desirable person to serve as a director.

  Family Relationships

  None.

  Related Party Transactions

  The following describes transactions for the two years ended December 31, 2012, or any currently proposed transactions, in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).

  Employment Agreements

  Mr. Klein is employed as president of KET pursuant to an Employment agreement dated May 31, 2012, for a salary of $60,000 per year, payable in cash or in the Company’s stock; however, he may terminate his employment at any time on 90 days’ written notice for any cause, in which event, funds that would be due on the termination date will be payable on the date of such notice. This agreement has a term of 3 years. Under the agreement, Mr. Klein is entitled to 3 weeks of vacation and sick time and to reimbursement of his expenses. He is obligated not to compete for a period of 2 years after his employment with the Company terminates. He is obligated to manage and supervise affairs of the Company, subject to direction from the board of directors, as well as to set up business opportunities, to represent the Company at different functions and present the Company to the investment community on radio and TV interviews and to establish the Company’s technology.

  Mr. Wylie is employed as chief executive officer of KET pursuant to an Employment agreement dated May 31, 2012, for a salary of $60,000 per year, payable in cash or in the Company’s stock; however, he may terminate his employment at any time on 90 days’ written notice for any cause, in which event, funds that would be due on the termination date will be payable on the date of such notice. This agreement has a term of 3 years. Under the agreement, Mr. Wylie is entitled to 3 weeks of vacation and sick time and to reimbursement of his expenses. He is obligated not to compete for a period of 2 years after his employment with the Company terminates. He is obligated to manage and supervise affairs of the Company, subject to direction from the board of directors, as well as to set up business opportunities, to represent the Company at different functions and present the Company to the investment community on radio and TV interviews and to establish a sales force.

  Exchange Transaction

  Prior to the Merger, Double Bay Funding Inc. (“Double Bay”) owned 2,000,000 shares of the Company’s Common Stock and Williams Capital Corp. (“Williams”) owned 2,000,000 shares of the Company’s Series A Convertible Preferred Stock. Damian Guthrie, who is the son in law of Richard S. Astrom, is the President of Double Bay; all of the outstanding shares of Double Bay are owned by Damian Guthrie. Mark Astrom, who is the son of Richard S. Astrom, is the President of Williams; all of the outstanding shares of Williams are owned by Mark Astrom. On August 15, 2012, Double Bay transferred its 2,000,000 shares of the Company’s Common Stock and Williams transferred 2,000,000 shares of the Company’s Series A Convertible Preferred Stock to Richard S. Astrom, in each case for nominal consideration. In addition, Richard S. Astrom was owed $71,044 for advances that he had made to the Company during and prior to 2009, which indebtedness was carried as related party debt on the books of the Company. In satisfaction of a condition precedent to the Merger, Mr. Astrom and the Company entered into an Exchange Agreement, dated as of August 15, 2012, pursuant to which the 2,000,000 shares of the Company’s Common Stock and the 2,000,000 shares of the Company’s Series A Convertible Preferred Stock then owned by him were exchanged for a promissory note of the Company payable to him in the principal amount of $275,000 and a payment of $25,000 (the “Promissory Note”). The Promissory Note is due on August 15, 2013, bears interest at the rate of 0.24% per annum and is secured by a Pledge Agreement, dated as of August 15, 2012, between the Company and Mr. Astrom.

  This Pledge Agreement provides, among other things, that all of the shares of KET are pledged to Mr. Astrom to secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the obligations of the Company under the Promissory Note. In the event that KET were to default under the Promissory Note, Mr. Astrom would be entitled to sell the shares of KET at a public or private sale in order to satisfy the Promissory Note. Inasmuch as all of our operations are conducted through KET, the result of such sale would be that the Company would have no operations and the holders of its Common Stock would lose all or substantially all of their investment. For further information respecting this pledge and the risks associated with it, see “Prospectus Summary – Overview – Pledge of the Shares of the Company’s Operating Subsidiary” on page 4.

  Board Ratification

  On August 15, 2012, following the election of Messrs. Wylie and Klein as directors and the resignation of Richard Astrom as a director, the new board ratified, confirmed, adopted and approved all resolutions adopted by him, as sole director of the Company, in connection with the adoption, approval and consummation of the Merger Agreement and all instruments executed and actions taken by him, as President of the Company or otherwise, pursuant to said resolutions.

  Lease

  The Company and Mr. Klein have entered into a lease under which the Company leases office and warehouse space from him. For information respecting this lease see “Description of Property” on page 33.

  Involvement in Certain Legal Proceedings

  Based on representations made to the Company by its directors or executive officers, none of them has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters, if any, that were dismissed without sanction or settlement.

  Director Compensation

  Currently, the Company does not pay its directors any cash or other compensation. In the future, it may consider appropriate forms of compensation, including cash compensation and the issuance of Common Stock and stock options.

  Director Independence

  Currently, the Company does not have any directors who are independent. The Company has used the definition of “independent director” set forth in NASDAQ Stock Market Listing Rule 5605(a)(2) to make this determination. This rule provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. This rule further provides that a director cannot be considered independent if:

    he is, or at any time during the past three years was, an employee of the company;
    he or his family member accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions);
    his family member is, or at any time during the past three years was, an executive officer of the company;
    he or his family member is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);
    he or his family member is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or
    the director or his family member is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

  Committees

  To date, the Company has not established any committees of its Board of Directors, including a compensation committee, nominating committee or an audit committee, although it is permitted to do so under the General Corporation Law of the State of Delaware (the “DGCL”) and its by-laws. The Company believes that, until it begins to develop a compensation plan for its officers and directors, a compensation committee is not necessary.

  Compliance with Section 16(a) of the Exchange Act

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors, and persons who own more than 10% of a registered class of equity securities registered under section 12 of the Exchange Act, to file reports of ownership and changes in ownership of equity securities of the Registrant with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the corporations which they serve or in which they hold equity securities with copies of all Section 16(a) forms that they file. Since no class of the Company’s equity securities is registered under Section 12, none of these persons is required to comply with Section 12 with respect to the Company.

  Executive Compensation

  The following table provides certain information for the fiscal years ended December 31, 2012, 2011, and 2010, concerning compensation earned for services rendered in all capacities by our named executive officers.

SUMMARY COMPENSATION TABLE
Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
William B. Wylie, President[1]	2012	$35,000[2]	0	0	0	0	0	0	$35,000
	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0
Dennis J. Klein, Chairman and Secretary[1]	2012	$35,000[2]	0	0	0	0	0	0	$35,000
	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0
Richard A. Astrom, President[3]	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0

  1 Held office since August 15, 2012.
  2 Salary was not paid and is owed to this officer.
  3   Held office until August 15, 2012.

  Each of Messrs. Klein and Wylie has earned $15,000 in salary, but no other benefits during 2013, which has not been paid and is being accrued as indebtedness on the books of the Company.

  For information as to compensation the employment agreements under which Messrs. Wylie and Klein earned their salaries, see “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Employment Agreements” on page 40.

  Equity Awards, Grant Based Awards, Stock Options, Pension Benefits and Deferred Compensation

  The Company has granted no equity or grant based awards, stock options or pension benefits since its inception in 2008 and has not entered into any deferred compensation plan or arrangement.

  Compensation Analysis

  We are presently obligated to pay compensation to officers and directors as described under “Employment Agreements” on page 40. We believe that the compensation of these persons is inadequate in light of the compensation that each of them might be able to obtain from other employers. We recognize that we need to develop compensation programs that will provide adequate cash and short- and long-term incentive compensation in order to attract and retain qualified officers and key employees, but we have not yet determined what the compensation program is designed to reward; the various elements of compensation; why we choose to pay each element; how we will determine the amount to be paid for each element (or the formula for such payment); and how our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements.

  SECURITY OWNERSHIP OF
  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of December 31, 2012, with respect to the holdings of (1) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock; (2) each of the Company’s directors, nominees for director and named executive officers; and (3) all of its directors and executive officers as a group. This information is as of the above date, except as otherwise indicated. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares; in making this statement, the Company has relied upon representations to it made by these persons. The address of each of the persons set forth below is in care of the Company, 8110 Ulmerton Rd., Largo, FL 33771.

Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership of Common Stock	Percentage of Ownership

William B. Wylie	1,050,000,000	45.37%

Dennis J. Klein	1,050,000,000	45.37%

All directors and executive officers as a group (2 persons)	2,100,000,000	90.74%

  Immediate prior to the Merger, Richard S. Astrom, who served as a director of the Company until August 15, 2012, owned 2,000,000 shares of the Company’s Series A Convertible Preferred Stock, which had 75% of the voting power of the Company and 2,000,000 shares of Common Stock. On August 15, 2012, Mr. Astrom exchanged all of these shares and $71,044 of indebtedness to him for a secured promissory note in the amount of $275,000 and a payment of $25,000. (See “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 40.)

  CERTAIN PROVISIONS OF LAW AND THE COMPANY’S ORGANIZATIONAL INSTRUMENTS

  Elimination of Certain Liabilities of Directors

  Section 102 of the DGCL permits a corporation to eliminate the personal liability of its directors to it or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as director. As a result, a director will be personally liable for monetary damages for any breach of his fiduciary duty as a director only for:

    any breach of the director’s duty of loyalty to the Company or its stockholders;
    facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
    unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

    any transaction from which he derived an improper personal benefit.

  This provision could have the effect of reducing the likelihood of derivative litigation against the directors and may discourage or deter the stockholders or management from bringing a lawsuit against the directors for breach of their fiduciary duty, even though such an action, if successful, would have benefited the Company and its stockholders.

  Indemnification

  Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  The Company’s certificate of incorporation provides that it may:

A.

  indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company's request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, its best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

B.

  indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the indemnitee is or was, or has agreed to become, its director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, its best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, the Company will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

C.

  indemnify a director, officer, employee, fiduciary or agent of the Company to the extent he has been successful on the merits in defense of any action, suit, or proceeding referred to in A or B, above, or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

  No pending litigation or proceeding involving the Company’s directors, executive officers, employees or other agents as to which indemnification is being sought exists, and it is not aware of any pending or threatened material litigation that may result in claims for indemnification by any of its directors or executive officers.

  Anti-Takeover Effects of Provisions of the DGCL, and the Company’s Certificate of Incorporation and By-laws

  Provisions of the DGCL and the Company’s certificate of incorporation and by-laws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for its stockholders.

  Delaware Anti-Takeover Statute. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of 3 years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. The term “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder and the term “interested stockholder” refers to a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. This provision could have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

  Section 203 permits a corporation to elect in its original certificate of incorporation to elect not to be governed by Section 203, but the Company made no such election. The Company is also not presently governed by Section 203 because the Company does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders (in either case, “Section 203 Stock”).

  Unless the Company’s certificate of incorporation or by-laws are amended by action of the stockholders expressly electing not to be governed by Section 203, the Company will become subject to Section 203 at the time that it has Section 203 Stock, except that the provisions of Section 203 would not apply to a business combination with an interested stockholder who became an interested stockholder before such time. Such an amendment would be immediately effective if the Company has never had Section 203 Stock (as is presently the case) and have not elected by a provision in an amendment to its original certificate of incorporation to be governed by Section 203; otherwise it would become effective 12 months after its adoption.

  Preferred Stock. Provisions in the certificate of incorporation relating to the issuance of preferred stock may make a change in control of the Company more difficult, even if the change in control would be beneficial to its stockholders. In particular, its board of directors has power to issue up to 10,000,000 shares of preferred stock in series and to determine, among other things, the price, rights, preferences and privileges of each such series, which could be senior to those of Common Stock, without the consent of the holders of Common Stock. For example, the board of directors might authorize the issuance of one or more series of preferred stock that could outvote all of the shares of Common Stock on any matter, as would be the case if it authorized the issuance of any shares of the Series A Preferred Stock or established and approved the issuance of a new series with like or superior voting powers. Although the ability to issue preferred stock may provide the Company with flexibility in connection with possible acquisitions and other corporate purposes, it could also make it more difficult for a third party to acquire a majority of the outstanding voting stock.

  Other Material Provisions of the Certificate of Incorporation and By-laws.

  Amendments to the Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class or series of the Company’s capital stock shall be entitled to vote separately as a class or series upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

    increase or decrease the aggregate number of authorized shares of such class or series;
    increase or decrease the par value of the shares of such class or series; or
    alter or change the powers, preferences or special rights of the shares of such class or series so as to affect them adversely.

  If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class or series of capital stock so as to affect them adversely, but shall not so affect the entire class or series, then only the shares of the class or series so affected by the amendment shall be considered a separate class or series for the purposes of this provision.

  Vacancies in the Board of Directors. The Company’s by-laws provide that any vacancy occurring in its board of directors for any reason may be filled by a majority of the remaining members of its board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each of such directors shall hold office until his successor is elected and qualified, or until the earlier of his death, resignation or removal.

  Special Meetings of Stockholders. Under the by-laws, special meetings of stockholders may be called at any time by the chairman of the board of directors or by a majority of the members of the board of directors. The by-laws further provide that the board of directors shall call a special meeting upon the written request of the record holders of at least 25% of the shares of the Company outstanding and entitled to vote. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

  Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. The certificate of incorporation, as amended, does not provide for cumulative voting.

  LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon by Barry J. Miller, Esq., of Farmington Hills, Michigan.

  EXPERTS

  The financial statements appearing in this Prospectus and registration statement on Form S-1 have been audited by Paritz & Company, P.A., an independent registered public accounting firm, as set forth in their report thereon appearing in this Prospectus, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  INTERESTS OF NAMED EXPERTS AND COUNSEL

  No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its subsidiaries, except that Fidelis Deposit Corporation owns 28,500,000 shares of Common Stock, which it received at the direction of Barry J. Miller, all of which are included in this Prospectus.

  TRANSFER AGENT

  The transfer agent for the Common Stock is Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760, an SEC registered transfer agent.

  FINANCIAL STATEMENTS

Paritz & Company, P.A	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201) 342-7753 Fax: (201) 342-7598 E-Mail: PARITZ@paritz.com

Certified Public Accountants

  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  To the Board of Directors
  Kleangas Energy Technologies, Inc.

  We have audited the accompanying consolidated balance sheet of Kleangas Energy Technologies, Inc. as of December 31, 2012 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period May 10, 2012 (Inception) to December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not generated any revenues since inception and its current cash balance will not meet working capital needs. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kleangas Energy Technologies, Inc. as of December 31, 2012, and the results of its operations and cash flows for the period May 10, 2012 (Inception) to December 31, 2012 in conformity with accepted accounting principles generally accepted in the United States of America.

  /s/Paritz & Company, P.A.

  Hackensack, New Jersey
  February 18, 2013

  KLEANGAS ENERGY TECHNOLOGIES, INC. AND SUBSIDIARY
  (A DEVELOPMENT STAGE COMPANY)
  CONSOLIDATED BALANCE SHEET

December 31,
2012

ASSETS

CURRENT ASSETS:

Cash	$40
TOTAL ASSETS	$40

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:

Accrued expenses - related party	$75,251
Other accrued expenses	8,500
Due to shareholder	3,300
Note payable - related party	275,000
TOTAL CURRENT LIABILITIES	362,051

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $0.000001 par value,
Series A - 10,000,000 shares authorized,
0 shares issued and outstanding	-

Common stock, $0.000001 par value,
3,000,000,000 shares authorized,
2,416,648,358 shares issued and outstanding	2,417
Additional paid in capital	24,683
Deficit accumulated during development stage	(389,111)
TOTAL STOCKHOLDERS’ DEFICIENCY	(362,011)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$40

  The accompanying notes are an integral part of these financial statements.

  KLEANGAS ENERGY TECHNOLOGIES, INC. AND SUBSIDIARY
  (A DEVELOPMENT STAGE COMPANY)
  CONSOLIDATED STATEMENTS OF OPERATIONS

From Inception (May 10, 2012) to December 31, 2012

Revenue	$-

COSTS AND EXPENSES:
General and administrative expenses	89,370
Interest expense - related party	251
Total Cost and expenses	89,621

NET LOSS	$(89,621)

Basic and diluted loss per common share:	$-

Weighted average number of shares outstanding:	2,285,946,695

  The accompanying notes are an integral part of these financial statements.

  KLEANGAS ENERGY TECHNOLOGIES, INC. AND SUBSIDIARY
  (A DEVELOPMENT STAGE COMPANY)
  CONSOLIDATED STATEMENTS OF CASH FLOWS

From Inception (May 10, 2012) to December 31, 2012

OPERATING ACTIVITIES:
Net loss	$(89,621)
Adjustments to reconcile net loss to net
cash used in operating activities:
Changes in operating assets and liabilities
Accrued expenses - related party	75,251
Other accrued expenses	8,500

NET CASH USED IN OPERATING ACTIVITIES	(5,870)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	27,610
Proceeds from a shareholder	3,300
Repayment of note payable - related party	(25,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,910

INCREASE IN CASH	40

CASH - BEGINNING OF PERIOD	-

CASH - END OF PERIOD	$40

Supplemental disclosures of cash flow information:
Non-cash financing activities
Note issued to prior shareholder	$275,000

  The accompanying notes are an integral part of these financial statements.

  KLEANGAS ENERGY TECHNOLOGIES, INC. AND SUBSIDIARY
  (A DEVELOPMENT STAGE COMPANY)
  STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN	DEFICIT ACCUM. DURING DEVELOPMENT
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL
Balance - Inception (May 10, 2012)	-	$-	-	$-	$-	$-	$-

Issuance of common stock			2,100,000,000	2,100	510		2,610

Effect of merger			148,358	-	(510)	(299,490)	(300,000)

Issuance of common stock in private placement			316,500,000	317	24,683		25,000

Net loss						(89,621)	(89,621)

Balance - December 31, 2012	-	$-	2,416,648,358	$2,417	$24,683	$(389,111)	$(362,011)

  The accompanying notes are an integral part of these financial statements.

  KLEANGAS ENERGY TECHNOLOGIES, INC. AND SUBSIDIARY
  (A DEVELOPMENT STAGE COMPANY)

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  DECEMBER 31, 2012

  Note 1 - Business description

  Business

  Kleangas Energy Technologies, Inc., a Delaware corporation (the “Company”), is a development stage company. The Company’s purpose is to design, manufacture and sell Oxy-Hydrogen Systems.

  Merger

  On August 15, 2012, the Company completed a Plan and Agreement of Merger, dated as of August 15, 2012, by and among Windsor Resource Corp. (“Windsor”), KNGS Acquisition, Inc., a Florida corporation, and Kleangas Energy Technologies, Inc., a Florida corporation (“KET”), whereby Windsor issued 2,100,000,000 shares of its common stock to the stockholders of KET and KET became the wholly owned subsidiary of the Company. Although, as a legal matter, Windsor acquired KET in the merger, KET was considered to be the accounting acquirer, and the merger was accounted for as a reverse merger, with KET being the accounting survivor. Accordingly, the historical financial statements presented herein are those of KET and do not include the historical financial results of Windsor. Subsequently, Windsor changed its corporate name to Kleangas Energy Technologies, Inc., which is the same as KET.

  In connection with the merger, Richard S. Astrom, who was the president and sole director of Windsor, entered into an Exchange Agreement, under which 2,000,000 shares of Series A Preferred Stock and 2,000,000 shares of common stock of Windsor and $71,044 of its indebtedness to him were exchanged for its secured promissory note to him in the principal amount of $275,000 which bears interest at the rate of 0.24% per annum and $25,000 in cash. The promissory note is due on August 15, 2013, is subject to acceleration upon certain events of default and contains certain restrictive covenants.

  Note 2 – Significant accounting policies

  A development stage company

  Since its incorporation and prior to the merger described above, the Company conducted no operations. Since that merger, it has been engaged in the operations conducted by KET, but has not earned any revenue. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise,” as set forth in authoritative guidance issued by the Financial Accounting Standards Board. Among the disclosures required are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity and cash flows disclose activity since the date of KET’s inception.

  Use of Estimates

  The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

  Earnings per Share

  FASB ASC 260, "Earnings per Share" provides for calculation of “basic” and “diluted” earnings per share. Basic net earnings per common share are determined by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net earnings per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

  Basic and diluted loss per share were the same, as there were no common stock equivalents outstanding.

  Cash

  We consider all short-term highly liquid investments with an original maturity at the date of purchase of 3 months or less to be cash equivalents.

  Income Taxes

  We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

  ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

  Note 3 – Going Concern

  The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenues since inception and its current cash balances will not meet working capital needs. The continuation of the Company as a going concern is dependent upon, among other things, the continued financial support from its shareholders or the attainment of profitable operations. These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. There is no assurance that the Company will be able to generate revenues in the future. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern.

  Note 4 – Accrued expenses – related parties

  Accrued expenses – related parties consists following:

Accrued salary (a)	$70,000
Accrued rent (b)	5,000
Accrued interest – note payable	251
$75,251

(a)

  On May 31, 2012, the company entered into 3-year employment agreements with its officers. The salary for each officer is $60,000 per year. No cash has been paid to any officers. Salary from June to December 2012 has been accrued.

(b)

  On May 30, 2012, the company entered into a 6-month lease agreement with one of its officers. The term of the lease is from August 1, 2012, to January 31, 2013. No rent has been paid. Rental expense for August to December 2012 has been accrued.

  Note 5 – Note payable

  Note payable consists of a note payable to Richard Astrom, the prior president and sole director of Windsor, bearing interest at 0.24% and due in August 15, 2013. This note is secured by a pledge of all of the shares of the Company’s operating subsidiary.

  Note 6 – Due to shareholder

  Due to shareholder consists advances from a shareholder. The amount is non-interest bearing and due on demand.

  Note 7 – Stockholders’ Equity

  In connection with the Merger, the Company completed a private placement. 316,500,500 shares of common stock for proceeds of $25,000.

  On August 15, 2012, in connection with the merger, the Company issued 2,100,000,000 shares to KGS shareholders. See note 1.

  Note 8 – Income Taxes

  The reconciliation of income tax benefit at the U.S. statutory rate of 34% for the period ended December 31, 2012 to the Company’s effective tax rate is as follows:

U.S. federal statutory rate	-34.0%
State income tax, net of federal benefit	-6.0%
Increase in valuation allowance	40.0%
Income tax provision (benefit)	0.0%

  The benefit for income tax is summarized as follows:

Federal:
Current	$-
Deferred	30,471
State and local:
Current	-
Deferred	5,377
Change in valuation allowance	(35,848)
Income tax provision (benefit)	$-

  The tax effects of temporary differences that give rise to the Company’s net deferred tax assets as of December 31, 2012 are as follows:

Net operating losses	35,848
Less: valuation allowance	(35,848)
-
Deferred tax assets	-

  As of December 31, 2012 the Company had $89,621 of federal and state net operating loss carryovers (“NOLs”) which begin to expire in 2032. Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

  In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

  Note 9 – Subsequent Events

  Management has evaluated events occurring after the date of these financial statements through the date that these financial statements were issued. No events occurred that require adjustment to or disclosure in the financial statements.

  Dealer Prospectus Delivery Obligation

  Until May ___, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 13. Other Expenses of Issuance and Distribution

  The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to Be Paid

SEC registration fee	$431.71
Legal fees and expenses	$2,251.18
Accounting fees and expenses	$11,000.00
Miscellaneous	$5,000.00
Total	$18,724.89

  Item 14. Indemnification of Directors and Officers

  Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to the Company or the stockholders for monetary damages for breach of fiduciary duty as director.

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  The Company’s certificate of incorporation provides that it may:

A.

  indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, its best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

B.

  indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, its best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, the Company will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

C.

  indemnify a director, officer, employee, fiduciary or agent of the Company to the extent he has been successful on the merits in defense of any action, suit, or proceeding referred to in A or B, above, or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

  No pending material litigation or proceeding involving the Company’s directors, executive officers, employees or other agents as to which indemnification is being sought exists, and the Company is not aware of any pending or threatened material litigation that may result in claims for indemnification by any of its directors or executive officers.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed hereby in the Securities Act and the Company will be governed by the final adjudication of such issue.

  Item 15. Recent Sales of Unregistered Securities

  In August 2012, following the consummation of the Merger, the Company issued 2,100,000,000 shares of Common Stock to the former holders of the common stock of KGS as merger consideration under the Merger Agreement. On August 15, 2012, the Company entered into a Securities Purchase Agreements and Registration Rights Agreements with the investors who are the selling stockholders under this Registration Statement, in which the Company issued collectively 316,500,000 shares of Common Stock for $0.00007962 per share, for an aggregate purchase price of $25,000.

  The shares of Common Stock issued in the above transactions were exempt from registration under Section 4(2) of the Securities Act as sales by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act. These shares of Common Stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and the certificates representing such shares contain a legend to that effect.

  Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1

  Agreement and Plan of Merger, dated as of August 15, 2012, by and among the Registrant, KNGS Acquisition, Inc. and Kleangas Energy Technologies, Inc. Filed as Exhibit 2.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.

3.1	Certificate of Incorporation. Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
3.2	Certificate of Amendment re 1-for-2,000 Reverse Split. Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
3.3	Certificate of Designations for Series A Preferred Stock. Filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
3.4	Certificate of Amendment to Certificate of Incorporation. Filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
3.5	Certificate of Correction. Filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
3.6	Certificate of Amendment related to Name Change. Filed as Exhibit 3.6 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
3.7

  Certificate of Merger of KNGS Acquisition, Inc. into Kleangas Energy Technologies, Inc., a Florida corporation (the Plan of Merger referred to therein is Exhibit 2.1 to the Registration Statement). Filed as Exhibit 3.8 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.

3.8	By-laws. Filed as Exhibit 3.8 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
5.1	Opinion of Barry J. Miller, Esq. Filed as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
10.1	Form of Stock Purchase Agreement. Filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
10.2	Form of Registration Rights Agreement. Filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
10.3	Exchange Agreement, dated as of August 15 2012, by and between Registrant and Richard S. Astrom. Filed herewith.
10.4	Promissory Note. Filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
10.5	Pledge Agreement. Filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
10.6	Private Label Agreement. Filed as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
10.7	Employment Agreement, dated May 31, 2012, between the Registrant and Dennis J. Klein. Filed as Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
10.8	Employment Agreement, dated May 31, 2012, between the Registrant and William B. Wylie
10.9	Lease, dated May 30, 2012, between the Registrant and Dennis J. Klein. Filed as Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
21	Subsidiaries. Filed as Exhibit 21 to the Registrant’s Registration Statement on Form S-1, File No. 333-185280.
23.1	Consent of Paritz & Co. Filed herewith.
23.2	Consent of Barry J. Miller, Esq. – contained in Exhibit 5.1

  Item 17. Undertakings

1.	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

  The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

  For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

  Signatures

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Largo, State of Florida, on April 4, 2013.

  KLEANGAS ENERGY TECHNOLOGIES, INC.

  By: /s/ William B. Wylie
  Name: William B. Wylie
  Title: President

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William B. Wylie	Principal executive officer;	April 4, 2013
William B. Wylie	director

/s/ Dennis J. Klein	Director;	April 4, 2013
Dennis J. Klein	Chairman of the Board

/s/ William B. Wylie	Acting principal accounting officer	April 4, 2013
William B. Wylie